EXHIBIT 99.1

EXPANDED LITIGATION DISCLOSURE
OF
TOBACCO-RELATED LITIGATION

OVERVIEW

     Various legal actions, proceedings and claims, including litigation claiming that lung cancer and other diseases, as well as addiction, have resulted from the use of, or exposure to, RAI’s operating subsidiaries’ products, are pending or may be instituted against RJR Tobacco or its affiliates, including RAI, or indemnitees, including B&W. In connection with the business combination of RJR Tobacco and the U.S. cigarette and tobacco business of B&W on July 30, 2004, RJR Tobacco has agreed to indemnify B&W and certain of its subsidiaries against, among other things, any litigation liabilities, costs and expenses incurred by B&W or certain of its subsidiaries arising out of the U.S. cigarette and tobacco business of B&W. Accordingly, the cases discussed below include cases brought solely against RJR Tobacco, cases brought against both RJR Tobacco and B&W, and cases brought solely against B&W and assumed by RJR Tobacco in the business combination.

     The plaintiffs seek various forms of relief, including compensatory and punitive damages, treble or multiple damages and statutory damages and penalties, creation of medical monitoring and smoking cessation funds, disgorgement of profits, and injunctive and other equitable relief. Although pleaded damages often are not determinable from a complaint, and the law governing the pleading and calculation of damages varies from state to state and jurisdiction to jurisdiction, compensatory and punitive damages have been specifically pleaded in a number of cases, sometimes in amounts ranging into the hundreds of millions and even billions of dollars.

     The following summarizes the various categories of litigation pending against RJR Tobacco and B&W, as of February 11, 2005, describes recent case results involving RJR Tobacco or its affiliates, including RAI, or indemnitees, including B&W, and includes a detailed listing of non-individual actions that are or have been pending against RJR Tobacco and, in some instances, RJR, and B&W.

INDIVIDUAL SMOKING AND HEALTH CASES

     As of February 11, 2005, 1,280 individual cases, including approximately 1,020 individual smoker cases pending in West Virginia state court in a consolidated action, were pending in the United States against RJR Tobacco or its affiliates, including RAI, or indemnitees, including B&W. This category of cases includes smoking and health cases alleging personal injury brought by or on behalf of individual plaintiffs, but does not include the Broin II cases discussed below. Of the 1,280 individual cases, 1,273 are brought by or on behalf of individual smokers or their survivors, while the remaining seven are brought by or on behalf of individuals or their survivors alleging personal injury as a result of exposure to ETS.

     Below (ordered by the date the case was filed) is a description of the individual smoking and health cases against RJR Tobacco or its affiliates, including RAI, or indemnitees, including B&W, which went to trial or were decided or remained on appeal, since January 1, 2004.

     Burton v. R. J. Reynolds Tobacco Co., United States District Court for the District of Kansas, filed May 1994. On February 22, 2002, a federal district court jury in Kansas found in favor of RJR Tobacco and B&W on product defect and conspiracy claims, but found for the plaintiff on failure to warn, failure to test and fraudulent concealment claims. The jury apportioned 99% of the fault to RJR Tobacco and 1% to B&W. It awarded the plaintiff $198,400 in compensatory damages, and determined that the plaintiff was entitled to punitive damages against RJR Tobacco but not B&W. B&W was voluntarily dismissed as a defendant by the plaintiff on June 10, 2002. On June 21, 2002, the trial court awarded the plaintiff $15 million in punitive damages. RJR Tobacco appealed to the United States Court of Appeals for the Tenth Circuit. On February 9, 2005, the Tenth Circuit unanimously reversed the verdict in favor of the plaintiff for fraudulent concealment and therefore reversed the dependent award of punitive damages in its entirety. The appeals court, by a 2-1 vote, affirmed the jury’s verdict on failure to warn and thereby upheld the compensatory damages award.

     Jones v. Brown & Williamson Tobacco Corp., Circuit Court, Hillsborough County, Florida, filed July 1997. RJR Tobacco granted new trial on December 28, 2000; new trial decision affirmed by Second District Court of Appeal of Florida on August 30, 2002. On December 9, 2002, the Supreme Court of Florida issued an order to show cause as to why Jones’ notice of appeal should not be treated as a notice to invoke discretionary jurisdiction. The issue is fully briefed, but the Florida Supreme Court has not ruled.

     Eastman v. Brown & Williamson Tobacco Corp., Circuit Court, Hillsborough County, Florida, filed August 29, 1997. On April 3, 2003, a Florida state court jury awarded $6.5 million in compensatory damages against B&W and Philip Morris. B&W was found to be 10% at fault, Philip Morris 40% at fault and the plaintiff 50% at fault. As a result, B&W’s share of the final judgment was $650,000. The court also entered judgment in favor of the plaintiff for $870,000 for attorneys’ fees and costs. The judge denied the defendants’ post-trial motions. B&W filed its appeal with the Second District Court of Appeal on May 15, 2003. On May 7, 2004, the Second District Court of Appeal rejected the appeal in a per curiam decision (that is, without any opinion). The defendants’ petition for rehearing was denied on October 14, 2004. On October 29, 2004, RJR Tobacco, due to its obligation to indemnify B&W, sent the plaintiff’s counsel the amount of the judgment, attorneys fees and costs, plus accrued interest (approximately $1.2 million).

     Boerner v. Brown & Williamson Tobacco Corp., United States District Court, Eastern District, Arkansas, filed June 1998. On May 23, 2003, a federal district court jury awarded $4 million in compensatory damages and $15 million in punitive damages against B&W. The judge initially struck the punitive damage award but reinstated it on September 26, 2003. The court denied B&W’s post-trial motions. B&W appealed to the United States Court of Appeals for the Eighth Circuit, which, on January 7, 2005, affirmed the trial court’s judgment, but reduced the punitive damages award to $5 million. RJR Tobacco, due to its obligation to indemnify B&W, satisfied the judgment (approximately $9.1 million) on February 16, 2005.

     Lane v. R. J. Reynolds Tobacco Co., Circuit Court, Forrest County, Mississippi, filed December 1998. On May 8, 2003, the Mississippi Supreme Court ruled that the Mississippi Product Liability Act does not allow smoking and health cases based on products liability. RJR Tobacco believes that the effect of the Lane ruling will be to reduce the number of, if not eliminate, smoking and health cases in Mississippi.

     Whiteley v. Raybestos-Manhattan, Inc., Superior Court, San Francisco County, California, filed April 1999. On March 20, 2000, a California state court jury found in favor of the plaintiff. The jury awarded the plaintiff $1.72 million in compensatory damages and $20 million in punitive damages. RJR Tobacco and Philip Morris were each assigned $10 million of the punitive damages award. The defendants appealed the final judgment to the California Court of Appeal, 1st District, which, on April 7, 2004, reversed the judgment and remanded the case for a new trial. The plaintiff’s motion for rehearing was denied on April 29, 2004. It is not known whether the plaintiffs will retry the case.

     Hall v. R. J. Reynolds Tobacco Co., Circuit Court, Hillsborough County, Florida, filed February 2000. On December 10, 2003, a state court jury in Florida returned a verdict in favor of RJR Tobacco and B&W. The plaintiff filed a motion for a new trial on December 19, 2003, which was denied on January 6, 2004. On February 4, 2004, the defendants withdrew their motions for attorneys’ fees and costs in exchange for the plaintiff waiving the right to appeal.

     Welch v. Brown & Williamson Tobacco Corp., Circuit Court, Jackson County, Missouri, filed April 2000. On June 17, 2003, a Missouri state court jury found in favor of RJR Tobacco, B&W and other cigarette manufacturers. The plaintiff’s new trial motion was denied on September 18, 2003. The plaintiff filed a notice of appeal to the Missouri Court of Appeals on September 23, 2003. On April 8, 2004, the plaintiff/appellant voluntarily dismissed the appeal to the Missouri Court of Appeals.

     Kenyon v. R. J. Reynolds Tobacco Co., Circuit Court, Hillsborough County, Florida, filed July 2000. On December 12, 2001, a Florida state court jury awarded the plaintiff $165,000 in compensatory damages, but no punitive damages,. On May 30, 2003, the Second District Court of Appeal of Florida affirmed per curiam (that is, without writing an opinion) the trial court’s final judgment in favor of the plaintiffs. On August 28, 2003, Florida’s Second District Court of Appeal entered its mandate. RJR Tobacco sent the plaintiff’s counsel the amount of the judgment plus accrued interest ($196,000) in order to pursue further appeals. On September 5, 2003, RJR Tobacco filed a petition with the Florida Supreme Court asking it to require the Second District Court of Appeal to write an opinion. On April 22, 2004, the Florida Supreme Court denied the petition. On November 12, 2003, RJR Tobacco filed a petition for certiorari with the United States Supreme Court, which was denied on January 26, 2004.

     Frankson v. Brown & Williamson Tobacco Corp., Supreme Court, Kings County, New York, filed August 2000. On December 18, 2003, a New York state court jury awarded $350,000 in compensatory damages against B&W and two former tobacco industry organizations, the Tobacco Institute and the Council for Tobacco Research. The defendants as a group and the deceased smoker were each found to be 50% at fault. On January 8, 2004, the jury awarded $20 million in punitive damages, of which $6 million was assigned to B&W, $2 million was assigned to a predecessor company and $12 million was assigned to the two trade organizations. On June 22, 2004, the trial judge granted a new trial unless the parties consent to an increase in compensatory damages to $500,000 and a decrease in punitive damages to $5 million, of which $4 million would be assigned to B&W. On January 21, 2005, the plaintiff stipulated to the court’s reduction in the amount of punitive damages from $20 million to $5 million, apportioned as follows: $0 to American Tobacco (decreased from $2 million); $4 million to B&W (decreased from $6 million); $500,000 to Council for Tobacco Research (decreased from $6 million) and $500,000 to The Tobacco Institute (decreased from $6 million). On January 25, 2005, B&W noticed an appeal to the Supreme Court of the State of New York, Appellate Division, Second Department.

     Thompson v. Brown & Williamson Tobacco Corp., Circuit Court, Jackson County, Missouri, filed August 2000. On November 4, 2003, a Missouri state court jury awarded $2.1 million in compensatory damages against B&W and Philip Morris. B&W was found to be 10% at fault, Philip Morris was found to be 40% at fault and the plaintiff was found to be 50% at fault. As a result, B&W’s share of the final judgment was approximately $210,000. The defendants’ post-trial motions were denied on February 26, 2004. The defendants appealed to the Missouri Court of Appeals for the Western District on March 8, 2004.

     Figueroa-Cruz v. R. J. Reynolds Tobacco Co., United States District Court for the District of Puerto Rico, filed October 2000. On September 25, 2002, a federal district court jury in San Juan, Puerto Rico, found in favor of one of two plaintiffs. On October 9, 2002, however, the trial judge granted RJR Tobacco’s motion for judgment on the pleadings. The plaintiffs appealed to the United States Court of Appeals for the First Circuit. On October 28, 2003, the appeals court affirmed the trial court’s decision. The plaintiffs’ petition for writ of certiorari was denied by the United States Supreme Court on November 1, 2004.

     Lukacs v. R. J. Reynolds Tobacco Co., Circuit Court, Dade County, Florida, filed February 2001. RJR Tobacco and/or B&W have been named as a defendant(s) in several individual cases filed by members of the Engle class. One such case, in which RJR Tobacco was dismissed prior to trial, Lukacs v. Philip Morris, Inc., was tried against Philip Morris, Liggett and B&W, and resulted in a verdict for the plaintiffs on June 11, 2002. The Florida state court jury awarded the plaintiffs a total of $37.5 million in compensatory damages. The jury assigned 22.5% fault to B&W, 72.5% fault to the other defendants and 5% fault to plaintiff John Lukacs. On April 1, 2003, the Dade County Circuit Court granted in part the defendants’ motion for remittitur and reduced the jury’s award to plaintiff Yolanda Lukacs, on the loss of consortium claim, from $12.5 million to $0.125 million decreasing the total award to $25.125 million. No final judgment will be entered until the Engle appeal is resolved, so the time to appeal this case has not yet begun to run.

     Mash v. Brown & Williamson Tobacco Corp., United States District Court, Eastern District, Missouri, filed March 2003. On October 1, 2004, a federal district court jury in St. Louis, Missouri, returned a unanimous verdict in favor of B&W. The plaintiffs did not appeal.

     Smith v. Brown & Williamson Tobacco Corp., Circuit Court, Jackson County, Missouri, filed May 2003. On February 1, 2005, a Missouri state court jury returned a split verdict, finding in favor of B&W on two counts:

(1) fraudulent concealment and (2) conspiracy, and finding in favor of the plaintiffs on the negligence count (which incorporates failure to warn and product defect claims). The plaintiffs were awarded $2 million in compensatory damages, however, the jury found the plaintiff to be 75% at fault (and B&W 25% at fault), and thus reduced the compensatory award to $500,000. The jury also found that there were aggravating circumstances, which provided an entitlement to punitive damages. On February 2, 2005, the jury returned a verdict awarding the plaintiffs $20 million in punitive damages. Post-trial motions will be filed within the appropriate time, and, if necessary, B&W will appeal.

BROIN II CASES

     As of February 11, 2005, approximately 2,662 lawsuits brought by individual flight attendants for personal injury as a result of illness allegedly caused by exposure to secondhand or environmental tobacco smoke in airplane cabins, referred to as the Broin II cases, were pending in Florida. In these lawsuits, filed pursuant to the terms of the settlement of the Broin v. Philip Morris, Inc. class action, discussed below under “—Class-Action Cases,” each individual flight attendant will be required to prove that he or she has a disease and that the individual’s exposure to secondhand smoke in airplane cabins caused the disease. Under the terms of the settlement of the original Broin case, punitive damages are not available in the Broin II cases.

     On October 5, 2000, Judge Robert Kaye entered an order applicable to all Broin II cases that the terms of the Broin settlement agreement do not require the individual Broin II plaintiffs to prove the elements of strict liability, breach of warranty or negligence. Under this order, there is a rebuttable presumption in the plaintiffs’ favor on those elements, and the plaintiffs bear the burden of proving that their alleged adverse health effects actually were caused by exposure to environmental tobacco smoke. Although the defendants still may prevail on causation and other theories, RJR Tobacco does not believe that the order is correct under Florida law or that it accurately reflects the intent of the Broin settlement agreement. RJR Tobacco and B&W, along with the other defendants, initially appealed this order in Jett v. Philip Morris, Inc., but the Florida Appellate courts refused to hear the appeal. The propriety of Judge Kaye’s order was argued in the French appeal (discussed below).

     Below is a description of the Broin II cases against RJR Tobacco or B&W that went to trial or were decided or remained on appeal, since January 1, 2004.

     French v. Philip Morris, Inc., Circuit Court, Dade County, Florida, filed January 2000. A Florida state court jury found in favor of the plaintiff on June 18, 2002, and awarded $5.5 million in compensatory damages. On September 13, 2002, the trial judge reduced the damages award to $500,000, but denied the defendants’ remaining post-trial motions. The defendants appealed the trial court’s final judgment to the Third District Court of Appeal in Florida. On December 22, 2004, the Florida Third District Court of Appeal affirmed the amended final judgment to the extent that it found in favor of the plaintiff on liability, and awarded the remitted amount of damages. The appellate court reversed the final judgment’s market share allocation of damages, and remanded with instructions that the trial court enter a judgment finding the tobacco defendants jointly and severally liable for the plaintiff’s injuries. On January 14, 2005, the defendants filed a petition for rehearing. A decision is pending.

     Janoff v. Philip Morris, Inc., Circuit Court, Dade County, Florida, filed February 2000. A Florida state court jury found in favor of the defendants, including RJR Tobacco and B&W, on September 5, 2002. On September 12, 2002, the plaintiff filed a motion for a new trial, which the judge granted on January 8, 2003. The defendants appealed to the Florida Third District Court of Appeal, which, on October 27, 2004, affirmed the trial court’s order granting a new trial. On November 12, 2004, the defendants filed a motion for rehearing. A decision is pending.

CLASS-ACTION CASES

     Classes have been certified in several state court class-action cases in which either RJR Tobacco or B&W is a defendant. As of February 11, 2005, 20 class-action cases were pending in the United States against RJR Tobacco, including in some cases RJR and B&W. In May 1996, in Castano v. American Tobacco Co., the Fifth Circuit Court of Appeals overturned the certification of a nationwide class of persons whose claims related to alleged addiction to tobacco products. Since this ruling by the Fifth Circuit, most class-action suits have sought certification of statewide, rather than nationwide, classes. Class-action suits based on claims similar to those asserted in Castano are pending against RJR Tobacco and its affiliates, including RAI, and indemnitees, including

B&W, in state or federal courts in California, Florida, Illinois, Louisiana, Minnesota, Missouri, New York, Oregon, Washington and West Virginia.

     Class-action suits have been filed in a number of states against individual cigarette manufacturers and their parent corporations, alleging that the use of the terms “lights” and “ultralights” constitutes unfair and deceptive trade practices. Ten such suits are pending against RJR Tobacco or its affiliates, including RJR, and indemnitees, including B&W, in state or federal courts in Florida, Illinois, Louisiana, Minnesota, Missouri, New York and Washington. Classes have been certified in the two Illinois cases, Turner v. R. J. Reynolds Tobacco Co. and Howard v. Brown & Williamson Tobacco Corp., discussed below. On December 31, 2003, a Missouri state court judge certified another class in Collora v. R. J. Reynolds Tobacco Co. Although, as described below, RJR Tobacco removed the case to federal court on January 14, 2004, it was remanded to state court on September 30, 2004. In the Minnesota case, Dahl v. R. J. Reynolds Tobacco Co., as well as the Washington case, Huntsberry v. R. J. Reynolds Tobacco Co., RJR Tobacco removed the cases to federal court, although they have been remanded to state court. These two cases are moving into the class certification discovery phase. A Missouri case, Black v. Brown & Williamson Tobacco Corp., and a Florida case, Rios v. R. J. Reynolds Tobacco Co., are in the class certification discovery phase. In the Louisiana cases, Harper v. R. J. Reynolds Tobacco Co. and Brown v. Brown & Williamson Tobacco Corp., the defendants removed the cases to federal court. On January 27, 2005, the federal judge denied the plaintiffs’ motions to remand in both cases. In Schwab [McLaughlin] v. Philip Morris USA, Inc., which was filed on May 11, 2004, in the United States District Court for the Eastern District of New York, before Judge Weinstein, the defendants, including RJR Tobacco and B&W, filed their respective answers on September 24, 2004. Trial is scheduled to commence on November 14, 2005.

     Other types of class-action suits also are pending in additional jurisdictions. Most of these suits assert claims on behalf of classes of individuals who claim to be addicted, injured or at greater risk of injury by the use of tobacco or exposure to environmental tobacco smoke, or the legal survivors of such persons. A number of unions and other third-party payers have filed health-care cost recovery actions in the form of class actions. These cases are discussed separately below. Class certification motions are pending in several state and federal courts.

     Broin v. Phillip Morris, Inc., Circuit Court, Dade County, Florida, filed October 1991. RJR Tobacco, B&W and other cigarette manufacturer defendants settled one class-action suit, Broin v. Phillip Morris, Inc., in October 1997. This case had been brought in Florida state court on behalf of all flight attendants of U.S. airlines alleged to be suffering from diseases or ailments caused by exposure to secondhand smoke in airplane cabins. The settlement agreement required the participating tobacco companies to pay a total of $300 million in three annual $100 million installments, allocated among the companies by market share, to fund research on the early detection and cure of diseases associated with tobacco smoke. It also required those companies to pay a total of $49 million for the plaintiffs’ counsel’s fees and expenses. RJR Tobacco’s portion of these payments was approximately $86 million; B&W’s portion of these payments was approximately $57 million. The settlement agreement bars class members from bringing aggregate claims or obtaining punitive or exemplary damages and also bars individual claims to the extent that they are based on fraud, misrepresentation, conspiracy to commit fraud or misrepresentation, RICO, suppression, concealment or any other alleged intentional or willful conduct. The defendants agreed that, in any individual case brought by a class member, the defendant will bear the burden of proof with respect to whether ETS can cause certain specifically enumerated diseases, referred to as “general causation.” With respect to all other issues relating to liability, including whether an individual plaintiff’s disease was caused by his or her exposure to ETS in aircraft cabins, referred to as “specific causation,” the individual plaintiff will have the burden of proof. Florida’s Third District Court of Appeal denied various challenges to this settlement on March 24, 1999, and subsequently denied motions to reconsider. On September 7, 1999, the Florida Supreme Court dismissed all proceedings, and the settlement and judgment became final. The Broin II cases, discussed above, arose out of the settlement of this case.

     Engle v. R. J. Reynolds Tobacco Co., Circuit Court, Dade County, Florida, filed May 1994. Trial began in July 1998 in Florida state court in Engle v. R. J. Reynolds Tobacco Co., in which a class consisting of Florida residents, or their survivors, alleges diseases or medical conditions caused by their alleged “addiction” to cigarettes. On July 7, 1999, the jury found against RJR Tobacco, B&W and the other cigarette-manufacturer defendants in the initial phase, which included common issues related to certain elements of liability, general causation and a potential award of, or entitlement to, punitive damages.

     The second phase of the trial, which consisted of the claims of three of the named class representatives, began on November 1, 1999. On April 7, 2000, the jury returned a verdict against all the defendants. It awarded the plaintiff Mary Farnan $2.85 million, the estate of plaintiff Angie Della Vecchia $4.023 million and the plaintiff Frank Amodeo $5.831 million. The jury also found, however, that Frank Amodeo knew or should have known of his claim prior to May 5, 1990. RJR Tobacco and B&W believe that the legal effect of that finding should be to bar his claim based on the applicable statute of limitations.

     The trial court also ordered the jury in the second phase of the trial to determine punitive damages, if any, on a class-wide basis. On July 14, 2000, the jury returned a punitive damages verdict in favor of the “Florida class” of approximately $145 billion against all the defendants, with approximately $36.3 billion and $17.6 billion being assigned to RJR Tobacco and B&W, respectively.

     On July 24, 2000, the defendants, including RJR Tobacco and B&W, filed numerous post-verdict motions, including motions for a new trial and to reduce the amount of the punitive damages verdict. On November 6, 2000, the trial judge denied the post-trial motions and entered judgment. In November 2000, RJR Tobacco and B&W posted appeal bonds in the amount of $100 million each, the maximum amount required pursuant to a Florida bond cap statute enacted on May 9, 2000, and intended to apply to the Engle case, and initiated the appeals process. On May 21, 2003, Florida’s Third District Court of Appeal reversed the trial court’s final judgment and remanded the case to the Dade County Circuit Court with instructions to decertify the class. On July 16, 2003, the plaintiffs filed a motion for rehearing, which was denied on September 22, 2003. On May 12, 2004, the Florida Supreme Court agreed to review the case. Oral argument occurred on November 3, 2004. A decision is pending.

     On May 7, 2001, three of the non-RJR Tobacco and non-B&W defendants entered into agreements with the Engle class to deposit an additional $1.86 billion into separate escrow accounts to ensure that the stay of execution in effect pursuant to the Florida bond cap statute will remain in effect as to these three defendants throughout the appellate process, regardless of the results of a challenge, if any, to the Florida bond statute. Approximately $700 million of the total amount deposited by these three defendants is non-refundable and will go to the trial court to be distributed, regardless of the result of the appeal. RJR Tobacco and B&W did not enter into a similar agreement with the Engle class. Although RJR Tobacco cannot predict the outcome of any possible challenges to the Florida bond statute, the company remains confident of the applicability and validity of the statute in the Engle case.

     Scott v. American Tobacco Co., Inc., District Court, Orleans Parish, Louisiana, filed May 1996. This nicotine-dependence/medical monitoring class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR. On November 5, 1998, in Scott v. American Tobacco Co., a Louisiana state appeals court affirmed the certification of a medical monitoring or smoking cessation class of Louisiana residents who were smokers on or before May 24, 1996. On February 26, 1999, the Louisiana Supreme Court denied the defendants’ petition for writ of certiorari or review. Jury selection began on June 18, 2001. An initial jury was selected by July 16, 2001. However, the defendants, including RJR Tobacco and B&W, raised multiple challenges to the jury selection process. At various times, the Louisiana Court of Appeals or the Louisiana Supreme Court removed a number of jurors and alternate jurors that the trial court had allowed to be seated. The jury selection process was finally completed on September 23, 2002, and opening statements occurred on January 21, 2003. On July 28, 2003, the jury returned a verdict in favor of the defendants, including RJR Tobacco and B&W, on the plaintiffs’ claim for medical monitoring and found that cigarettes were not defectively designed. In addition, however, the jury made certain findings against the defendants, including RJR Tobacco and B&W, on claims relating to fraud, conspiracy, marketing to minors and smoking cessation. With respect to these findings, this portion of the trial did not determine liability as to any class member or class representative. What primarily remains in the case is a class-wide claim that the defendants, including RJR Tobacco and B&W, pay for a program to help people stop smoking. On October 23, 2003, the defendants, including RJR Tobacco and B&W, filed a challenge to the trial judge’s phase two trial order with the Louisiana Court of Appeals. The Court of Appeals declined to accept the appeal on December 5, 2003. On January 5, 2004, RJR Tobacco, B&W and Lorillard filed a writ seeking review by the Louisiana Supreme Court, which was denied on February 13, 2004. On March 31, 2004, phase two of the trial began to address the scope and cost of smoking cessation programs. On May 21, 2004, the jury returned a verdict in the amount of $591 million on the class’s claim for a smoking cessation program. On July 1, 2004, the judge upheld the jury’s verdict and ordered that the companies must put the amount of the judgment ($591 million), plus $300 million in interest, in a court trust. On August 31, 2004, the defendants’ motion for judgment notwithstanding the verdict or, in the alternative, for a new trial was denied. On September 29, 2004, the defendants posted a $50 million bond (pursuant to legislation that limits the amount of the bond to $50 million collectively for MSA signatories) and noticed their appeal. RJR Tobacco, as successor to RJR Tobacco and the U.S. tobacco and cigarette business of B&W, posted $25 million (i.e., the portions for RJR Tobacco and B&W) towards the bond. The appellate process is just beginning.

     Blankenship v. American Tobacco Co., Inc., Circuit Court, Ohio County, West Virginia, filed January 1997. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR. Blankenship was the first tobacco-related medical monitoring class action to be certified and to reach trial. On November 14, 2001, a West Virginia state court jury found in favor of RJR Tobacco, B&W and other cigarette manufacturers. On July 18, 2002, the plaintiffs petitioned the Supreme Court of West Virginia for leave to appeal, which was granted on February 25, 2003. The West Virginia Supreme Court affirmed the judgment in favor of the defendants on May 6, 2004. On July 1, 2004, the class’s petition for rehearing was denied. The plaintiffs did not seek review by the United States Supreme Court.

     Brown v. American Tobacco Co., Inc., Superior Court, San Diego County, California, filed June 1997. This physical injury class action is composed of residents of California who smoked at least one of the defendants’ cigarettes from June 10, 1993 through April 23, 2001, and who were exposed to the defendants’ marketing and advertising activities in California. Certification was granted as to the plaintiffs’ claims that the defendants violated § 17200 of the California Business and Professions Code. The court, however, refused to certify the class under the California Legal Remedies Act. Class certification on the plaintiffs’ common law claims was denied on April 10, 2000. The defendants petitioned the California Supreme Court to review the trial court’s class certification ruling, but the Supreme Court denied the petition on January 16, 2002. The defendants, including RJR Tobacco and B&W, filed their motion for summary judgment on January 31, 2003. Supplemental briefing on issues related to the effect of the Whiteley decision, discussed above under “-Individual Smoking and Health Cases,” the statute of limitations, and evidence outside the class period was completed on June 22, 2004. On August 4, 2004, the defendants’ motion for summary judgment was granted in part and denied in part. Following the November election, and the passage of a proposition in California which brought about a change in the law regarding the requirements for filing cases of this nature, the defendants filed a motion to decertify the class based on the changes in the law. On January 21, 2005, the court issued a tentative ruling granting the defendants’ motion to decertify the class and, on January 24, 2005, the court heard oral argument. A final ruling is pending.

     Young v. American Tobacco Co., Inc., Circuit Court, Orleans Parish, Louisiana, filed November 1997. This ETS class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, on behalf of all residents and domiciliaries of Louisiana who, though not themselves cigarette smokers, have been exposed to secondhand smoke from cigarettes which were manufactured, distributed, fabricated, supplied, or placed in commerce by the defendants, and who suffer injury as a result of that exposure. A decision on the plaintiffs’ amended motion for class certification is pending. On October 13, 2004, the trial court stayed this case pending the outcome of the appeal in Scott v. American Tobacco Co., Inc.

     Jackson v. Philip Morris, Inc., United States District Court, Utah, filed February 1998. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR. On December 8, 2003, the federal district court entered an order sua sponte to show cause as to why the case should not be dismissed due to the plaintiffs’ failure to prosecute. Plaintiffs did not respond. On January 12, 2004, the court dismissed the case.

     Parsons v. A C & S, Inc., Circuit Court, Ohio County, West Virginia, filed February 1998. This physical injury class action was filed against asbestos manufacturers, U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR. This case has been stayed pending a final resolution of the motion to refer tobacco litigation to the judicial panel on multi-district litigation. On December 26, 2000, three defendants (Nitram Liquidators, Inc., Desseaux Corporation of North America and Armstrong World Industries) filed bankruptcy petitions in the U.S. Bankruptcy Court for the District of Delaware, In re Armstrong World Industries, Inc. Pursuant to section 362(a) of the Bankruptcy Code, Parsons is automatically stayed.

     Daniels v. Philip Morris Cos., Inc., Superior Court, San Diego County, California, filed April 1998. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR. On November 30, 2000, a San Diego Superior Court judge reversed a prior ruling and, based on a California unfair business practices statute, certified a class consisting of all persons who, as California resident minors, smoked one or more cigarettes in California between April 2, 1994 and December 1, 1999. Trial was scheduled for October 18, 2002, but the court granted the defendants’ motions for summary judgment on preemption and First Amendment grounds on September 12, 2002, and dismissed the action. At a hearing on October 21, 2002, the judge made final his original ruling. On October 6, 2004, the California Court of Appeal, Fourth Appellate District, Division One, affirmed the trial court’s dismissal. On November 8, 2004, the plaintiffs filed a petition for review with the California Supreme Court. On February 26, 2005, the California Supreme Court granted the petition.

     Cleary v. Philip Morris, Inc., Circuit Court, Cook County, Illinois, filed June 1998. This class action claiming fraud was filed against U.S. cigarette manufacturers, including RJR Tobacco, B&W and others. The purported class is defined as follows: Class A: “[a]ll Illinois residents who, between December 14, 1953 (the date the alleged conspiracy began) and July 7, 1969 (the effective date of the Public Health Cigarette Smoking Act of 1969), purchased and used tobacco products manufactured by the Tobacco Companies, and the estates, representatives, guardians and administrators of all Illinois residents who purchased and used tobacco products manufactured by the Tobacco Companies between December 14, 1953 and July 7, 1969;” and Class B: “[a]ll Illinois residents, who, as minors, purchased and smoked cigarettes designed, manufactured, promoted or sold by Philip Morris, and the estates, representatives, guardians and administrators of all Illinois residents who as children, purchased and smoked cigarettes designed, manufactured, promoted or sold by Philip Morris.” Plaintiffs filed their motion for class certification on December 21, 2001. Plaintiffs filed a case status report on November 27, 2002, and there has been no activity since that time.

     Jones v. American Tobacco Co., Inc., Circuit Court, Jackson County, Missouri, filed December 1998. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR, on behalf of tobacco product users and purchasers on behalf of all similarly situated Missouri consumers. There has been little to no activity in this case.

     Julian v. Philip Morris Cos., Inc., Circuit Court, Montgomery County, Alabama, filed April 1999. This class action was filed on behalf of all minor smokers in the State of Alabama, against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR. On July 13, 2004, the trial court approved the plaintiffs’ motion to dismiss.

     Turner v. R. J. Reynolds Tobacco Co., Circuit Court, Madison County, Illinois, filed February 2000. This “lights” class action was filed on behalf of all Illinois residents who purchased and consumed Doral Lights, but who do not have a claim for personal injury, against RJR Tobacco and RJR. On November 14, 2001, an Illinois state court judge certified a class defined as “[a]ll persons who purchased the defendants’ Doral Lights, Winston Lights, Salem Lights and Camel Lights, in Illinois, for personal consumption, between the first date that the defendants sold Doral Lights, Winston Lights, Salem Lights and Camel Lights through the date the court certifies this suit as a class action . . . .” On June 6, 2003, RJR Tobacco filed a motion to stay the case pending Philip Morris’s appeal of the Price v. Philip Morris, formerly known as Miles v. Philip Morris, a “lights” class-action case. On July 11, 2003, the judge denied the motion, and RJR Tobacco appealed to the Illinois Fifth District Court of Appeals. The Court of Appeals denied this motion on October 17, 2003. On October 20, 2003, the trial judge ordered that the case be stayed for 90 days, or pending the result of the Price appeal, which is discussed below. The order stated that a hearing would be held at the end of the 90 days to determine if the stay should be continued. On November 5, 2003, the Illinois Supreme Court granted RJR Tobacco’s motion for a stay pending the court’s final appeal decision in Price v. Philip Morris. This case currently includes both RJR and RJR Tobacco, as successor to RJR Tobacco and the U.S. cigarette and tobacco business of B&W, as defendants.

     Howard v. Brown & Williamson Tobacco Corp., Circuit Court, Madison County, Illinois, filed February 2000. This “lights” class action was filed against B&W on behalf of “[a]ll persons who purchased Defendant’s Misty Lights, GPC Lights, Capri Lights and Kool Lights cigarettes in Illinois for personal consumption, from the first date that Defendant sold Misty Lights, GPC Lights, Capri Lights and Kool Lights cigarettes in Illinois through this date.” On December 18, 2001, another Madison County, Illinois, state court judge certified the class. On June 6, 2003, the trial judge issued an order staying all proceedings pending resolution of the Price v. Philip Morris case. The plaintiffs appealed this stay order to the Illinois Fifth District Court of Appeals, which heard oral argument on October 7, 2003. The Court of Appeals has not issued a decision in this appeal, and the case remains stayed.

     Collora v. R. J. Reynolds Tobacco Co., Circuit Court, St. Louis County, Missouri, filed May 2000. This “lights” class action was filed against RJR Tobacco and RJR on behalf of all Missouri residents who smoked Winston Lights, Salem Lights, or Camel Lights, but who have no claim for personal injury. On December 31, 2003, a Missouri state court judge in St. Louis certified a class defined as “[a]ll persons who purchased Defendants’ Camel Lights, Camel Special Lights, Salem Lights and Winston Lights cigarettes in Missouri for personal consumption between the first date the Defendants placed their Camel Lights, Camel Special Lights, Salem Lights and Winston Lights cigarettes into the stream of commerce through the date of this Order.” On January 14, 2004, RJR and RJR Tobacco, the only named defendants, removed this case to the United States District Court for the Eastern District of Missouri. On September 30, 2004, the case was remanded to the Circuit Court for the City of St. Louis.

     In re Simon II Litigation, United States District Court, Eastern District, New York, filed September 2000. This consolidated class action complaint was filed on behalf of all tobacco litigation before Judge Weinstein, focusing on punitive damages, against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR. On September 19, 2002, the trial court granted class certification of a nationwide non-opt-out class for punitive damages. Defendants sought reconsideration of the certification ruling, which was denied by Judge Weinstein on October 25, 2002. On February 14, 2003, the United States Court of Appeals for the Second Circuit granted the defendants’ petition to review the class certification decision. Oral argument was heard on November 20, 2003. A decision is pending.

     Black v. Brown & Williamson Tobacco Corp., Circuit Court, City of St. Louis, Missouri, filed November 2000. This “lights” class action was filed against B&W on behalf of “[a]ll persons who purchased Defendant’s Kool Lights cigarettes in Missouri for personal consumption, from the date that Defendants sold Kool Lights cigarettes in Missouri through the date that the Court certifies this suit as a class action.” B&W filed its answer to the plaintiffs’ complaint in December 2002. Since that time, the case has remained dormant.

     Simms v. Philip Morris, Inc., United States District Court, District of Columbia, filed May 2001. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of “[a]ll natural persons under 22 years of age (i.e., persons who have not reached their 22nd birthday) as of the filing of this action who purchased cigarettes or other tobacco products manufactured by any of the defendants for their own use while under age and residing within the U.S.” On February 10, 2003, the United States District Court for the District of Columbia denied certification. On March 31, 2004, the plaintiffs filed a motion for reconsideration of the order that denied class certification. On September 17, 2004 and November 10, 2004, respectively, the plaintiffs filed renewed motions for reconsideration. Both sides have submitted briefs. A decision is pending.

     Lowe v. Philip Morris, Inc., Circuit Court, Multnomah County, Oregon, filed November 2001. This medical monitoring class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Oregon residents who have been significantly exposed to proven hazardous substances in the defendants’ cigarettes, and who have significant risk of developing lung cancer and other smoking-related pulmonary diseases. On March 17, 2003, the defendants filed a motion to dismiss which was granted on September 10, 2003. On November 14, 2003, the plaintiffs appealed to the Oregon Court of Appeals. A decision is pending.

     Rios v. R. J. Reynolds Tobacco Co., Circuit Court, Palm Beach County, Florida, filed February 2002. This “lights” class action was filed against RJR and RJR Tobacco. The purported class is defined as all consumers who purchased and consumed the defendants’ Winston Lights and Salem Lights cigarettes in Florida, but who do not have a claim for personal injury resulting from the purchase or consumption of cigarettes. The class period commences on the first date the defendants placed their Winston Lights and Salem Lights cigarettes into the stream of commerce and ends on the date the court certifies this suit as a class action. Defendants removed this case to the United States District Court for the Southern District of Florida on March 28, 2002. On October 4, 2002, the plaintiffs’ motion to remand the case to state court was granted. There has been no activity in this case since the remand ruling, although a similar case against Philip Morris, Hines v. Philip Morris Cos., Inc., was decertified by Florida’s Fourth District Court of Appeal on December 31, 2003.

     Ellington v. Philip Morris, Inc., United States District Court, Nevada, filed July 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On July 11, 2003, a federal district court judge in Nevada denied class certification in Ellington and four other cases (brought by the same attorney) which were consolidated for class certification purposes: (1) Ellington v. Philip Morris Inc.; (2) Deller v. Philip Morris Inc.; (3) Hudson v. Philip Morris Inc.; (4) Martinez v. Philip Morris Inc.; and (5) Ramsden v. Philip Morris Inc. In January 2004, the plaintiffs’ counsel withdrew from this case. The plaintiffs were given until March to obtain new counsel, or the case would be dismissed. On March 10, 2004, the trial court dismissed the case for the plaintiffs’ failure to retain new counsel.

     Vandina v. Philip Morris, Inc., United States District Court, Nevada, filed July 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On October 7, 2003, the same federal district court judge in Nevada who denied class certification in five other cases also denied class certification in 20 additional cases (brought by the same attorney), including Vandina: Baker v. Philip Morris, Inc., Birchall v. Philip Morris, Inc., Buffman v. Philip Morris, Inc., Eben v. Philip Morris, Inc., Gagne v. Philip Morris, Inc., Garnier v. Philip Morris, Inc., Ginsberg v. Philip Morris, Inc., Goldfarb v. Philip Morris, Inc., Goodman v. Philip Morris, Inc., Griffin v. Philip Morris, Inc., Hamil v. Philip Morris, Inc., Huckeby v. Philip Morris, Inc., [Alvah] Lee v. Philip Morris, Inc., [Harold] Lee v. Philip Morris, Inc., Page v. Philip Morris, Inc., Raimo v. Philip Morris, Inc., Ramstetter v. Philip Morris, Inc., Sampson v. Philip Morris, Inc., Vandina v. Philip Morris, Inc. and Vavrek v. Philip Morris, Inc. In January 2004, the plaintiffs’ counsel withdrew from this case. The plaintiffs were given until March to obtain new counsel, or the case would be dismissed. On March 10, 2004, the trial court dismissed the case for the plaintiffs’ failure to retain new counsel.

     Vavrek v. Philip Morris, Inc., United States District Court, Nevada, filed July 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On October 7, 2003, the same federal district court judge in Nevada who denied class certification in five other cases also denied class certification in 20 additional cases (brought by the same attorney), including Vavrek: Baker v. Philip Morris, Inc., Birchall v. Philip Morris, Inc., Buffman v. Philip Morris, Inc., Eben v. Philip Morris, Inc., Gagne v. Philip Morris, Inc., Garnier v. Philip Morris, Inc., Ginsberg v. Philip Morris, Inc., Goldfarb v. Philip Morris, Inc., Goodman v. Philip Morris, Inc., Griffin v. Philip Morris, Inc., Hamil v. Philip Morris, Inc., Huckeby v. Philip Morris, Inc., [Alvah] Lee v. Philip Morris, Inc., [Harold] Lee v. Philip Morris, Inc., Page v. Philip Morris, Inc., Raimo v. Philip Morris, Inc., Ramstetter v. Philip Morris, Inc., Sampson v. Philip Morris, Inc., Vandina v. Philip Morris, Inc. and Vavrek v. Philip Morris, Inc. In January 2004, the plaintiffs’ counsel withdrew from this case. The plaintiffs were given until March to obtain new counsel, or the case would be dismissed. On March 10, 2004, the trial court dismissed the case for the plaintiffs’ failure to retain new counsel.

     Martinez v. Philip Morris, Inc., United States District Court, Nevada, filed September 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On July 11, 2003, a federal district court judge in Nevada denied class certification in Martinez and four other cases (brought by the same attorney) which were consolidated for class certification purposes: (1) Ellington v. Philip Morris Inc.; (2) Deller v. Philip Morris Inc.; (3) Hudson v. Philip Morris Inc.; (4) Martinez v. Philip Morris Inc.; and (5) Ramsden v. Philip Morris Inc. In January 2004, the plaintiffs’ counsel withdrew from this case. The plaintiffs were given until March to obtain new counsel, or the case would be dismissed. On March 10, 2004, the trial court dismissed the case for the plaintiffs’ failure to retain new counsel.

     Ramsden v. Philip Morris, Inc., United States District Court, Nevada, filed September 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On July 11, 2003, a federal district court judge in Nevada denied class certification in Ramsden and four other cases (brought by the same attorney) which were consolidated for class certification purposes: (1) Ellington v. Philip Morris Inc.; (2) Deller v. Philip Morris Inc.; (3) Hudson v. Philip Morris Inc.; (4) Martinez v. Philip Morris Inc.; and (5) Ramsden v. Philip Morris Inc. In January 2004, the plaintiffs’ counsel withdrew from this case. The plaintiffs were given until March to obtain new counsel, or the case would be dismissed. On March 10, 2004, the trial court dismissed the case for the plaintiffs’ failure to retain new counsel.

     Birchall v. Philip Morris, Inc., United States District Court, Nevada, filed October 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On October 7, 2003, the same federal district court judge in Nevada who denied class certification in five other cases also denied class certification in 20 additional cases (brought by the same attorney), including Birchall: Baker v. Philip Morris, Inc., Birchall v. Philip Morris, Inc., Buffman v. Philip Morris, Inc., Eben v. Philip Morris, Inc., Gagne v. Philip Morris, Inc., Garnier v. Philip Morris, Inc., Ginsberg v. Philip Morris, Inc., Goldfarb v. Philip Morris, Inc., Goodman v. Philip Morris, Inc., Griffin v. Philip Morris, Inc., Hamil v. Philip Morris, Inc., Huckeby v. Philip Morris, Inc., [Alvah] Lee v. Philip Morris, Inc., [Harold] Lee v. Philip Morris, Inc., Page v. Philip Morris, Inc., Raimo v. Philip Morris, Inc., Ramstetter v. Philip Morris, Inc., Sampson v. Philip Morris, Inc., Vandina v. Philip Morris, Inc. and Vavrek v. Philip Morris, Inc. In January 2004, the plaintiffs’ counsel withdrew from this case. The plaintiffs were given until March to obtain new counsel, or the case would be dismissed. On March 10, 2004, the trial court dismissed the case for the plaintiffs’ failure to retain new counsel.

     Gagne v. Philip Morris, Inc., United States District Court, Nevada, filed October 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On October 7, 2003, the same federal district court judge in Nevada who denied class certification in five other cases also denied class certification in 20 additional cases (brought by the same attorney), including Gagne: Baker v. Philip Morris, Inc., Birchall v. Philip Morris, Inc., Buffman v. Philip Morris, Inc., Eben v. Philip Morris, Inc., Gagne v. Philip Morris, Inc., Garnier v. Philip Morris, Inc., Ginsberg v. Philip Morris, Inc., Goldfarb v. Philip Morris, Inc., Goodman v. Philip Morris, Inc., Griffin v. Philip Morris, Inc., Hamil v. Philip Morris, Inc., Huckeby v. Philip Morris, Inc., [Alvah] Lee v. Philip Morris, Inc., [Harold] Lee v. Philip Morris, Inc., Page v. Philip Morris, Inc., Raimo v. Philip Morris, Inc., Ramstetter v. Philip Morris, Inc., Sampson v. Philip Morris, Inc., Vandina v. Philip Morris, Inc. and Vavrek v. Philip Morris, Inc. In January 2004, the plaintiffs’ counsel withdrew from this case. The plaintiffs were given until March to obtain new counsel, or the case would be dismissed. On March 10, 2004, the trial court dismissed the case for the plaintiffs’ failure to retain new counsel.

     Garnier v. Philip Morris, Inc., United States District Court, Nevada, filed October 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On October 7, 2003, the same federal district court judge in Nevada who denied class certification in five other cases also denied class certification in 20 additional cases (brought by the same attorney), including Garnier: Baker v. Philip Morris, Inc., Birchall v. Philip Morris, Inc., Buffman v. Philip Morris, Inc., Eben v. Philip Morris, Inc., Gagne v. Philip Morris, Inc., Garnier v. Philip Morris, Inc., Ginsberg v. Philip Morris, Inc., Goldfarb v. Philip Morris, Inc., Goodman v. Philip Morris, Inc., Griffin v. Philip Morris, Inc., Hamil v. Philip Morris, Inc., Huckeby v. Philip Morris, Inc., [Alvah] Lee v. Philip Morris, Inc., [Harold] Lee v. Philip Morris, Inc., Page v. Philip Morris, Inc., Raimo v. Philip Morris, Inc., Ramstetter v. Philip Morris, Inc., Sampson v. Philip Morris, Inc., Vandina v. Philip Morris, Inc. and Vavrek v. Philip Morris, Inc. In January 2004, the plaintiffs’ counsel withdrew from this case. The plaintiffs were given until March to obtain new counsel, or the case would be dismissed. On March 10, 2004, the trial court dismissed the case for the plaintiffs’ failure to retain new counsel.

     Goodman v. Philip Morris, Inc., United States District Court, Nevada, filed October 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On October 7, 2003, the same federal district court judge in Nevada who denied class certification in five other cases also denied class certification in 20 additional cases (brought by the same attorney), including Goodman: Baker v. Philip Morris, Inc., Birchall v. Philip Morris, Inc., Buffman v. Philip Morris, Inc., Eben v. Philip Morris, Inc., Gagne v. Philip Morris, Inc., Garnier v. Philip Morris, Inc., Ginsberg v. Philip Morris, Inc., Goldfarb v. Philip Morris, Inc., Goodman v. Philip Morris, Inc., Griffin v. Philip Morris, Inc., Hamil v. Philip Morris, Inc., Huckeby v. Philip Morris, Inc., [Alvah] Lee v. Philip Morris, Inc., [Harold] Lee v. Philip Morris, Inc., Page v. Philip Morris, Inc., Raimo v. Philip Morris, Inc., Ramstetter v. Philip Morris, Inc., Sampson v. Philip Morris, Inc., Vandina v. Philip Morris, Inc. and Vavrek v. Philip Morris, Inc. In January 2004, the plaintiffs’ counsel withdrew from this case. The plaintiffs were given until March to obtain new counsel, or the case would be dismissed. On March 10, 2004, the trial court dismissed the case for the plaintiffs’ failure to retain new counsel.

     Griffin v. Philip Morris, Inc., United States District Court, Nevada, filed October 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On October 7, 2003, the same federal district court judge in Nevada who denied class certification in five other cases also denied class certification in 20 additional cases (brought by the same attorney), including Griffin: Baker v. Philip Morris, Inc., Birchall v. Philip Morris, Inc., Buffman v. Philip Morris, Inc., Eben v. Philip Morris, Inc., Gagne v. Philip Morris, Inc., Garnier v. Philip Morris, Inc., Ginsberg v. Philip Morris, Inc., Goldfarb v. Philip Morris, Inc., Goodman v. Philip Morris, Inc., Griffin v. Philip Morris, Inc., Hamil v. Philip Morris, Inc., Huckeby v. Philip Morris, Inc., [Alvah] Lee v. Philip Morris, Inc., [Harold] Lee v. Philip Morris, Inc., Page v. Philip Morris, Inc., Raimo v. Philip Morris, Inc., Ramstetter v. Philip Morris, Inc., Sampson v. Philip Morris, Inc., Vandina v. Philip Morris, Inc. and Vavrek v. Philip Morris, Inc. In January 2004, the plaintiffs’ counsel withdrew from this case. The plaintiffs were given until March to obtain new counsel, or the case would be dismissed. On March 10, 2004, the trial court dismissed the case for the plaintiffs’ failure to retain new counsel.

     Lee [Harold] v. Philip Morris, Inc., United States District Court, Nevada, filed October 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On October 7, 2003, the same federal district court judge in Nevada who denied class certification in five other cases also denied class certification in 20 additional cases (brought by the same attorney), including Lee [Harold]: Baker v. Philip Morris, Inc., Birchall v. Philip Morris, Inc., Buffman v. Philip Morris, Inc., Eben v. Philip Morris, Inc., Gagne v. Philip Morris, Inc.,

Garnier v. Philip Morris, Inc., Ginsberg v. Philip Morris, Inc., Goldfarb v. Philip Morris, Inc., Goodman v. Philip Morris, Inc., Griffin v. Philip Morris, Inc., Hamil v. Philip Morris, Inc., Huckeby v. Philip Morris, Inc., [Alvah] Lee v. Philip Morris, Inc., [Harold] Lee v. Philip Morris, Inc., Page v. Philip Morris, Inc., Raimo v. Philip Morris, Inc., Ramstetter v. Philip Morris, Inc., Sampson v. Philip Morris, Inc., Vandina v. Philip Morris, Inc. and Vavrek v. Philip Morris, Inc. On January 26, 2004, plaintiff voluntarily dismissed this action.

     Raimo v. Philip Morris, Inc., United States District Court, Nevada, filed October 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On October 7, 2003, the same federal district court judge in Nevada who denied class certification in five other cases also denied class certification in 20 additional cases (brought by the same attorney), including Raimo: Baker v. Philip Morris, Inc., Birchall v. Philip Morris, Inc., Buffman v. Philip Morris, Inc., Eben v. Philip Morris, Inc., Gagne v. Philip Morris, Inc., Garnier v. Philip Morris, Inc., Ginsberg v. Philip Morris, Inc., Goldfarb v. Philip Morris, Inc., Goodman v. Philip Morris, Inc., Griffin v. Philip Morris, Inc., Hamil v. Philip Morris, Inc., Huckeby v. Philip Morris, Inc., [Alvah] Lee v. Philip Morris, Inc., [Harold] Lee v. Philip Morris, Inc., Page v. Philip Morris, Inc., Raimo v. Philip Morris, Inc., Ramstetter v. Philip Morris, Inc., Sampson v. Philip Morris, Inc., Vandina v. Philip Morris, Inc. and Vavrek v. Philip Morris, Inc. In January 2004, the plaintiffs’ counsel withdrew from this case. The plaintiffs were given until March to obtain new counsel, or the case would be dismissed. On March 10, 2004, the trial court dismissed the case for the plaintiffs’ failure to retain new counsel.

     Ramstetter v. Philip Morris, Inc., United States District Court, Nevada, filed October 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On October 7, 2003, the same federal district court judge in Nevada who denied class certification in five other cases also denied class certification in 20 additional cases (brought by the same attorney), including Ramstetter: Baker v. Philip Morris, Inc., Birchall v. Philip Morris, Inc., Buffman v. Philip Morris, Inc., Eben v. Philip Morris, Inc., Gagne v. Philip Morris, Inc., Garnier v. Philip Morris, Inc., Ginsberg v. Philip Morris, Inc., Goldfarb v. Philip Morris, Inc., Goodman v. Philip Morris, Inc., Griffin v. Philip Morris, Inc., Hamil v. Philip Morris, Inc., Huckeby v. Philip Morris, Inc., [Alvah] Lee v. Philip Morris, Inc., [Harold] Lee v. Philip Morris, Inc., Page v. Philip Morris, Inc., Raimo v. Philip Morris, Inc., Ramstetter v. Philip Morris, Inc., Sampson v. Philip Morris, Inc., Vandina v. Philip Morris, Inc. and Vavrek v. Philip Morris, Inc. In January 2004, the plaintiffs’ counsel withdrew from this case. The plaintiffs were given until March to obtain new counsel, or the case would be dismissed. On March 10, 2004, the trial court dismissed the case for the plaintiffs’ failure to retain new counsel.

     Sampson v. Philip Morris, Inc., United States District Court, Nevada, filed October 2002. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of Nevada citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine. This case is one of 25 virtually identical class action complaints that were filed by one attorney in Nevada since July 2002. On October 7, 2003, the same federal district court judge in Nevada who denied class certification in five other cases also denied class certification in 20 additional cases (brought by the same attorney), including Sampson: Baker v. Philip Morris, Inc., Birchall v. Philip Morris, Inc., Buffman v. Philip Morris, Inc., Eben v. Philip Morris, Inc., Gagne v. Philip Morris, Inc., Garnier v. Philip Morris, Inc., Ginsberg v. Philip Morris, Inc., Goldfarb v. Philip Morris, Inc., Goodman v. Philip Morris, Inc., Griffin v. Philip Morris, Inc., Hamil v. Philip Morris, Inc., Huckeby v. Philip Morris, Inc., [Alvah] Lee v. Philip Morris, Inc., [Harold] Lee v. Philip Morris, Inc., Page v. Philip Morris, Inc., Raimo v. Philip Morris, Inc., Ramstetter v. Philip Morris, Inc., Sampson v. Philip Morris, Inc., Vandina v. Philip Morris, Inc. and Vavrek v. Philip Morris, Inc. In January 2004, the plaintiffs’ counsel withdrew from this case. The plaintiffs were given until March to obtain new counsel, or the case would be dismissed. On March 10, 2004, the trial court dismissed the case for the plaintiffs’ failure to retain new counsel.

     Martinez v. Philip Morris, Inc., United States District Court, Utah, filed March 2003. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of “[a]ll Utah citizens and residents, and survivors, who have suffered, presently suffer, or who have died from diseases or medical conditions caused by their addiction to cigarettes that contain nicotine.” On April 30, 2003, the defendants removed this case to federal court. On March 4, 2004, the court granted the defendants’ motion to dismiss.

     Dahl v. R. J. Reynolds Tobacco Co., District Court, Hennepin County, Minnesota, filed April 2003. This “lights” class action was filed against RJR Tobacco and RJR on behalf of “[a]ll persons who purchased Defendants’ Camel Lights cigarettes in Minnesota for personal consumption from the first date defendants sold Camel Lights in Minnesota through the date of the certification of the class.” On April 24, 2003, the defendants removed the case to federal court. Plaintiffs filed a motion to remand the case to state court on May 23, 2003. That motion was granted on December 17, 2003. RJR Tobacco filed its answer to the plaintiffs’ second amended complaint in October, 2004. Class certification discovery is ongoing.

     Brown v. Brown & Williamson Tobacco Corp., United States District Court, Western District, Louisiana, filed April 2003. This “lights” class action was filed initially in the District Court for the Parish of Calcasieu, against B&W, on behalf of “[a]ll persons who purchased Defendants’ Capri Lights, GPC Ultra Lights of Defendants’ other “light” cigarette products in Louisiana for personal consumption, between the first date the Defendants placed Capri Lights, GPC Ultra Lights or Defendants’ other “light” cigarette products into the stream of commerce through the present time.” The defendants removed the case to federal district court on May 28, 2003. On January 27, 2005, the federal judge denied the plaintiff’s motion to remand.

     Harper v. R. J. Reynolds Tobacco Co., United States District Court, Western District, Louisiana, filed May 2003. This “lights” class action was filed against RJR Tobacco and RJR on behalf of “[a]ll persons who purchased Defendants’ Doral Ultra Lights, Doral Menthol Lights or Defendants’ other “light” cigarette products in Louisiana for personal consumption, between the first date the Defendants placed Doral Ultra Lights, Doral Menthol Lights or Defendants’ other “light” cigarette products into the stream of commerce through the present time.” The defendants removed the case to federal district court on June 5, 2003. On June 25, 2003, the plaintiffs filed a motion to remand. On January 27, 2005, the federal judge denied the plaintiff’s motion to remand.

     Elliott v. Philip Morris USA Inc., United States District Court, Western District, Oklahoma, filed July 2003. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of “[a]ll persons, in Oklahoma and other states, who have received a diagnosis of Buerger’s Disease or thromboangitis obliterans, and who have a history of smoking cigarettes manufactured by the defendants.” RJR Tobacco filed its answer to the complaint on January 4, 2004. On April 27, 2004, the parties stipulated to a dismissal.

     Huntsberry v. R. J. Reynolds Tobacco Co., Superior Court, King County, Washington, filed April 2004. This “lights” class action was filed against RJR Tobacco and RJR on behalf of “[a]ll persons who purchased for personal consumption Camel Lights, Salem, Lights, or Winston Lights brand cigarettes in the State of Washington between the first date those cigarettes were placed into the stream of commerce through the date of trial.” The defendants removed the case to the United States District Court for the Western District of Washington on May 21, 2004. On September 3, 2004, the federal district court remanded the case to the King County Superior Court for further proceedings.

     Schwab [McLaughlin] v. Philip Morris USA, Inc., United States District Court, Eastern District, New York, filed May 2004. This “lights” class action was filed before Judge Weinstein, against U.S. cigarette manufacturers, including RJR Tobacco and B&W on behalf of “[a]ll United States residents who purchased in the United States, not for resale, cigarettes labeled as “Lights” and/or “Light” (collectively “light cigarettes:) that were manufactured and/or sold by Defendants during the period commencing on the first date that Defendants began selling light cigarettes until the date trial commences (the “Class Period”), and who are not, as of the date of trial, members of a certified state class seeking economic damages stemming from their purchases of light cigarettes.” RJR Tobacco and B&W filed their respective answers on September 24, 2004. On November 9, 2004, the defendants filed a motion to stay the proceedings pending the outcome of the appeal in Simon II, discussed above. Trial is scheduled to commence on November 14, 2005.

GOVERNMENTAL HEALTH-CARE COST RECOVERY CASES

     In certain of the pending proceedings, various government entities and others seek reimbursement for health-care expenditures allegedly caused by tobacco products. The claims asserted in these health-care cost recovery actions vary. Generally, the plaintiffs assert the equitable claim that the tobacco industry was “unjustly enriched” by the plaintiffs’ payment of health-care costs allegedly attributable to smoking and seek reimbursement of those costs. The plaintiffs also assert one or more of the following additional claims: the equitable claim of indemnity, common law claims of negligence, strict liability, breach of express and implied warranty, violation of a voluntary undertaking or special duty, fraud, negligent misrepresentation, conspiracy, public nuisance, claims under state and federal statutes governing consumer fraud, antitrust, deceptive trade practices and false advertising, and claims under federal or state RICO statutes.

     Each plaintiff seeks reimbursement of health-care costs. Other relief sought by some, but not all, plaintiffs includes punitive damages, treble damages for alleged antitrust law violations, injunctions prohibiting alleged marketing and sales to minors, disclosure of research, disgorgement of profits, funding of anti-smoking programs, disclosure of nicotine yields and payment of attorney and expert witness fees.

     The defendants, including RJR Tobacco and/or B&W, raise a variety of defenses, including: failure to state a valid claim, lack of benefit; adequate remedy at law; “unclean hands” (namely, that the plaintiffs cannot recover because they participated in, and benefited from, the sale of cigarettes); lack of antitrust injury; federal preemption; lack of proximate cause; and statute of limitations. In addition, the defendants argue that they should be entitled to “set-off” any alleged damages to the extent a governmental entity benefits economically from the sale of cigarettes through the receipt of excise taxes or otherwise.

     The defendants also argue that these cases are improper because the plaintiffs must proceed under principles of subrogation and assignment. Under traditional theories of recovery, a payor of medical costs (such as an insurer) can seek recovery of health-care costs from a third party solely by “standing in the shoes” of the injured party. The defendants argue that the plaintiffs should be required to bring an action on behalf of each individual health-care recipient and should be subject to all defenses available against the allegedly injured party.

     The following cases are health-care cost recovery suits filed against RJR Tobacco or its affiliates, including RAI, or indemnitees, including B&W, that were active in 2004. These cases have been further broken down as to the type of plaintiff involved.

     State Attorneys General

     In June 1994, the Mississippi attorney general brought an action, Moore v. American Tobacco Co., against various industry members, including RJR Tobacco and B&W. This case was brought on behalf of the state to recover state funds paid for health-care and medical and other assistance to state citizens suffering from diseases and conditions allegedly related to tobacco use. Most other states, through their attorneys general or other state agencies, sued RJR Tobacco, B&W and other U.S. cigarette manufacturers based on similar theories. The cigarette manufacturer defendants, including RJR Tobacco and B&W, settled the first four of these cases scheduled for trial — Mississippi, Florida, Texas and Minnesota — by separate agreements between each state and those manufacturers in each case.

     On November 23, 1998, the major U.S. cigarette manufacturers, including RJR Tobacco and B&W, entered into the MSA with attorneys general representing the remaining 46 states, the District of Columbia, Puerto Rico, Guam, the Virgin Islands, American Samoa and the Northern Marianas. The MSA became effective on November 12, 1999, and settled all the health-care cost recovery actions brought by, or on behalf of, the settling jurisdictions and contained releases of various additional present and future claims.

     In the settling jurisdictions, the MSA released RJR Tobacco, B&W, and their affiliates and indemnitees, including RAI, from:

•	all claims of the settling states and their respective political subdivisions and other recipients of state health-care funds, relating to past conduct arising out of the use, sale, distribution, manufacture, development, advertising, marketing or health effects of, the exposure to, or research, statements or warnings about, tobacco products; and

•	all monetary claims relating to future conduct arising out of the use of, or exposure to, tobacco products that have been manufactured in the ordinary course of business.

     The aggregate cash payments made by RJR Tobacco under the MSA and other state settlement agreements were $2.5 billion, $1.8 billion and $2.0 billion in 2002, 2003 and 2004, respectively. These amounts do not include payments made in connection with B&W’s U.S. brands prior to July 30, 2004. RJR Tobacco estimates these payments will exceed $2.6 billion in 2005, will exceed $2.5 billion in each of 2006 and 2007 and will exceed $2.7 billion thereafter. However, these payments will be subject to adjustments for, among other things, the volume of cigarettes sold by RJR Tobacco, RJR Tobacco’s market share and inflation. RJR Tobacco records the allocation of settlement charges as products are shipped.

     The MSA also contains provisions restricting the marketing of cigarettes. Among these provisions are restrictions or prohibitions on the use of cartoon characters, brand-name sponsorships, brand-name non-tobacco products, outdoor and transit brand advertising, payments for product placement, free sampling and lobbying. The MSA also required the dissolution of three industry-sponsored research and trade organizations.

     The MSA and other state settlement agreements have materially adversely affected RJR Tobacco’s shipment volumes. RAI believes that these settlement obligations may materially adversely affect the results of operations, cash flows or financial position of RAI and RJR Tobacco in future periods. The degree of the adverse impact will depend, among other things, on the rate of decline in U.S. cigarette sales in the premium and discount categories, RJR Tobacco’s share of the domestic premium and discount cigarette categories, and the effect of any resulting cost advantage of manufacturers not subject to the MSA and other state settlement agreements.

     Federal

     United States v. Philip Morris, Inc., United States District Court, District of Columbia, filed September 1999. On September 22, 1999, the United States Department of Justice brought an action in the United States District Court for the District of Columbia against various industry members, including RJR Tobacco and B&W. The government sought to recover federal funds expended in providing health-care to smokers who have developed diseases and injuries alleged to be smoking-related, and, in addition, seeks, pursuant to the federal Racketeer Influenced and Corrupt Organizations Act, disgorgement of profits the government contends were earned as a consequence of a RICO racketeering “enterprise.” On December 27, 1999, the defendants filed a motion to dismiss, challenging all counts included in the action brought by the DOJ. On June 6, 2000, the trial court heard oral argument on the motion. On September 28, 2000, Judge Gladys Kessler of the United States District Court for the District of Columbia granted the non-Liggett defendants’ motion to dismiss the plaintiff’s Medical Care Recovery Act claim and Medicare Secondary Payer claim. The court denied the motion with respect to the RICO claims.

     On May 23, 2003, Judge Kessler denied the defendants’ first motion for partial summary judgment, which sought legal preclusion of many aspects of the DOJ’s lawsuit regarding advertising, marketing, promotion and warning claims. The court simultaneously granted partial summary judgment for the government on certain affirmative defenses.

     Each side filed additional summary judgment motions in the fall of 2003. The defendants as a group filed a total of nine additional summary judgment motions. The government filed six additional summary judgment motions, including motions regarding various affirmative defenses (including those affirmative defenses addressing the standard for seeking disgorgement under RICO). Rulings on the various motions are summarized below:

•	On January 23, 2004, the court granted the government’s motion for partial summary judgment on the defendants’ equitable defenses of waiver, equitable estoppel, laches, unclean hands and in pari delicto. Although the order dismissed these particular affirmative defenses, it did not address or limit the evidence that may be introduced regarding the remaining RICO claims nor did it address the applicability of the legal doctrines to issues related to equitable relief should liability be established.

•	On February 2, 2004, Judge Kessler granted the industry’s motion to prevent the government from adding 650 alleged “Racketeering Acts” to the 148 alleged “Racketeering Acts” previously identified by the government.

•	On February 24, 2004, Judge Kessler denied the defendants’ motion for partial summary judgment on claims that the defendants advertised, marketed and promoted cigarettes to youth, and fraudulently denied such conduct.

•	On March 10, 2004, Judge Kessler granted in part and denied in part the plaintiff’s motion for partial summary judgment regarding certain of the defendants’ affirmative defenses. In particular, the court granted the plaintiff’s motion regarding defenses based upon the Ex Post Facto clause of the United States Constitution, but denied the motion (without prejudice) regarding defenses to the government’s disgorgement claim based upon the Excessive Fines clause of the United States Constitution and the standard for disgorgement set forth in United States v. Carson.

•	On March 17, 2004, Judge Kessler denied the defendants’ motion for summary judgment on the grounds that the government’s RICO claims violate separation of powers.

•	On May 6, 2004, Judge Kessler denied the defendants’ motion for summary judgment on the grounds that there is no reasonable likelihood of future RICO violations.

•	On May 6, 2004, Judge Kessler granted the government’s motion for partial summary judgment regarding certain of the defendants’ affirmative defenses. In particular, the court dismissed defenses to the effect that the government’s claims are prohibited by the Tenth Amendment to the United States Constitution and the Separation of Powers doctrine. The court also ruled that the defendants may be held jointly and severally liable for disgorgement in the event that that remedy is ordered by the court at trial.

•	On May 6, 2004, Judge Kessler denied the government’s motion for partial summary judgment that sought to establish that the defendants had caused certain mailings and wire transmissions.

•	On May 21, 2004, Judge Kessler denied the defendants’ motion for partial summary judgment to dismiss the government’s disgorgement claim. On June 25, 2004, Judge Kessler granted the defendants the right to seek an immediate appeal of that order. On July 15, 2004, the United States Court of Appeals for the District of Columbia Circuit accepted the appeal of Judge Kessler’s disgorgement ruling. On February 4, 2005, the appeals court, in a 2-1 decision, ruled that disgorgement is not an available remedy in this case. This ruling eliminates the government’s claim for $280 billion and limits the government’s potential remedies principally to forward-looking relief, including measures such as those already included in the MSA. The government has 45 days from the date of the ruling to seek a rehearing en banc.

•	On July 15, 2004, Judge Kessler granted in part the government’s motion for partial summary judgment dismissing certain technical RICO affirmative defenses.

     The bench (non-jury) trial before Judge Kessler began on September 21, 2004. The government is currently in its case-in-chief. The defense case is scheduled to begin on March 7, 2005.

     Local Government

     Claims similar to those advanced in the state attorneys general actions have also been asserted by cities and/or counties in separate actions. In addition to the variety of substantive defenses described above, it is the industry’s position that recovery in any such actions (if any) should be subject to the offset provisions of the MSA, and therefore, beyond the potential cost of defending these actions through trial, there should be no additional financial exposure as a result of these cases.

     As of February 11, 2004, there are no city/county cases pending against RJR Tobacco and B&W.

     County of Cook v. Philip Morris, Inc., Circuit Court, Cook County, Illinois, filed April 1997. On December 20, 2000, certain defendants, including RJR Tobacco and B&W, filed a motion for judgment on the pleadings which was granted on August 8, 2001. Plaintiffs appealed the dismissal to the Illinois Appellate Court, First District, on September 5, 2001. Defendants noticed a cross-appeal on September 17, 2001, from the trial court’s adverse rulings on the defendants’ motions to dismiss on the grounds of MSA release and lack of standing. On September 28, 2004, the Illinois Appellate Court affirmed the trial court’s dismissal. The plaintiff’s petition asking the Illinois Supreme Court to review the case was denied on January 27, 2005. On November 14, 2003, the plaintiff voluntarily dismissed the complaint in St. Louis County, Missouri v. American Tobacco Co., Inc.

     Foreign Sovereign

     A number of foreign countries have filed suit in state and federal courts in the United States against RJR Tobacco, B&W and other tobacco industry defendants to recover funds for health-care, medical and other assistance paid by those foreign governments to their citizens. Of the four foreign sovereign cases currently pending in the United States, three are pending in state court and one is pending in federal court. Two other international health-care reimbursement cases are pending outside the United States, one in each of Canada and Israel. Other foreign governments and entities have stated that they are considering filing such actions in the United States.

     Pursuant to the terms of the 1999 sale of RJR’s international tobacco business, JTI assumed RJR Tobacco’s liability, if any, in the health-care cost recovery cases brought by foreign countries.

     Republic of Panama v. American Tobacco Co., Inc., District Court, Orleans Parish, Louisiana, filed August 1998. This case was removed by the defendants to the United States District Court for the Eastern District of Louisiana. Following removal to federal court (and a complex procedural history of remand and recusal), the case was transferred from the Eastern District of Louisiana to the United States District Court for the District of Columbia for inclusion in the Judicial Panel on Multi-District Litigation. The plaintiff filed a motion to remand. On December 7, 2004, Judge Friedman of the United States District Court for the District of Columbia granted the plaintiff’s motion to lift the stay and reinstate the remand order to the Orleans Parish District Court for further proceedings.

     Republic of Bolivia v. Philip Morris, Cos., Inc., United States District Court, District of Columbia, filed January 1999. On February 19, 1999, the defendants removed this case to the United States District Court for the Southern District of Texas, Galveston Division. On March 1, 1999, the federal district court in Texas transferred this case to the United States District Court for the District of Columbia before Judge Friedman. On March 18, 1999, the plaintiff filed a motion to remand the case to state court in Texas. On June 10, 1999, this case was consolidated with the other foreign government cases pending in federal courts under the Judicial Panel on Multi-District Litigation procedures. On May 1, 2002, the defendants filed a praecipe advising the court of the April 26, 2002 order from the District of Columbia Circuit that remanded Venezuela v. Philip Morris Cos., Inc. for lack of jurisdiction. The defendants further advised the court that the instant action was still pending and that there was indisputably federal jurisdiction (predicated on diversity), although the plaintiff raised a purported procedural defect in removal which it contends requires remand. On November 4, 2002, the defendants filed another praecipe referring the court to a recent decision that involved similar understandings regarding consent to removal. On December 6, 2004, the parties stipulated to a dismissal in the light of the August 2004 ruling by the Texas Court of Appeals in State of Rio de Janeiro, Brazil v. Philip Morris Inc., discussed below.

     State of Rio de Janeiro, Brazil v. Philip Morris Inc., District Court, Angelina County, Texas, filed July 1999. Defendants removed this case to federal district court on August 11, 1999. Plaintiffs filed a motion to remand on August 16, 1999. A conditional transfer order to the Judicial Panel on Multi-District Litigation was filed on August 30, 1999. Defendants filed a motion to stay the proceedings pending transfer of this case to the Judicial Panel on Multi-District Litigation on August 30, 1999. On September 14, 1999, this case was remanded to the Angelina County District Court. On September 15, 1999, the conditional transfer order was vacated. On September 24, 1999, the defendants appealed the remand ruling to the United States Court of Appeals for the Fifth Circuit, which, on January 22, 2001, dismissed the defendants’ appeal. In May 2001, the defendants filed motions to dismiss for lack of jurisdiction. On December 31, 2002, the state trial court dismissed all remaining claims. Plaintiff appealed the dismissal to the Ninth District of the Texas Court of Appeals. On August 12, 2004, the Ninth District of the Texas Court of Appeals affirmed the trial court’s November 8, 2002 ruling that granted the defendants’ motions to dismiss. On November 1, 2004, the plaintiff filed a petition for review with the Texas Supreme Court which was denied on February 11, 2005.

     British Columbia v. Imperial Tobacco Canada Ltd., Supreme Court, British Columbia, filed January 2001. On November 12, 1998, the government of British Columbia enacted legislation that provided for a civil cause of action permitting the government to directly recoup the costs of health-care benefits incurred for B.C. residents arising from tobacco-related disease. The defendants in this action comprised both Canadian defendants served in B.C. and foreign defendants served ex juris. On the same day that the government instituted its action, three Canadian defendants (including Japan Tobacco Inc., referred to as JTI) brought separate actions challenging the legislation on constitutional grounds. Applications were also made by 16 foreign defendants (including RJR Tobacco) to set aside service ex juris. On February 21, 2000, the Supreme Court of British Columbia ruled that the government had overstepped its constitutional powers. The government’s action was dismissed and service ex juris was set aside for that reason. The government did not appeal. Instead, the government enacted a revised statute and brought a new action. Again, three Canadian defendants (including JTI) brought separate actions challenging the legislation on constitutional grounds and eight foreign defendants (including RJR Tobacco) moved to set aside service ex juris. On June 5, 2003, the government’s action was dismissed and service ex juris was set aside. On May 20, 2004, the government appealed to the Court of Appeal, which agreed to review the case, holding that the statute was constitutionally valid. The Court of Appeal dismissed the actions of the Canadian defendants and remitted the ex juris motions to the trial court for further consideration. On June 22, 2004, the Canadian defendants, as well as three ex juris defendants, applied for leave to appeal the issue of the validity of the legislation to the Supreme Court of Canada. In October 2004, the trial court heard further arguments on the ex juris motions. On December 16, 2004, the applications for leave to appeal to the Supreme Court of Canada were granted. Shortly thereafter, on December 20, 2004, the Canadian appellants filed motions with the Supreme Court of Canada seeking:

•	to continue a stay of proceedings in the government’s action until the disposition of the appeal; and

•	to expedite and set a hearing date for the appeal and to set dates for the service and filing of documents.

On January 21, 2005, the Supreme Court of Canada granted the motions. The two-day appeal is scheduled to commence on June 8, 2005.

     State of Sao Paulo, Brazil v. American Tobacco Co., Inc., District Court, Orleans Parish, Louisiana, filed February 2000. On March 24, 2000, the defendants removed the case to the United States District Court for the Eastern District of Louisiana. On April 7, 2000, a conditional transfer order was issued transferring this action to the Judicial Panel on Multi-District Litigation before the United States District Court for the District of Columbia. Meanwhile, the Eastern District of Louisiana remanded the action to state court on May 26, 2000. On May 30, 2000, the defendants appealed the remand order to the United States Court of Appeals for the Fifth Circuit. The conditional transfer order to the United States District Court for the District of Columbia was vacated on June 1, 2000. The Fifth Circuit Court of Appeals vacated the Eastern District of Louisiana’s remand order on May 14, 2001, in effect transferring the action back to the United States District Court for the Eastern District of Louisiana. A conditional transfer order to the Judicial Panel on Multi-District Litigation was again issued on October 29, 2001. The plaintiff appealed the Fifth Circuit’s decision to the United States Supreme Court, which, on April 1, 2002, vacated the Fifth Circuit’s ruling, remanding the case to the Orleans Parish District Court in Louisiana. On June 8, 2002, the Judicial Panel on Multi-District Litigation also transferred the case back to state court in Louisiana. The defendants have filed their motion to dismiss. On October 19, 2004, the plaintiff asked the court to set a hearing date for the defendants’ motion to dismiss. A decision is pending.

     Department of Amazonas v. Philip Morris Companies, Inc., United States District Court, Eastern District, New York, filed May 2000. On February 19, 2002, B&W’s motion to dismiss was granted on February 19, 2002. The plaintiffs appealed to the United States Court of Appeals for the Second Circuit, which, on January 14, 2004, affirmed the dismissal. On April 13, 2004, Amazonas and other departments of Colombia petitioned the United States Supreme Court for a writ of certiorari. On June 17, 2004, B&W and the other defendants filed a brief opposing the petition, and the other departments of Colombia filed a reply brief on June 29, 2004. A decision by the Supreme Court is pending.

     International

     General Health Services (Kupat Holim Clalit) v. Philip Morris, Inc., Jerusalem District Court, Tel Aviv, Israel, filed September 1998. JTI is involved in the claim filed by Kupat Holim Clalit in the Jerusalem District Court on September 28, 1998, for the reimbursement of health-care costs. The claim names RJR Tobacco, RJR and B&W as defendants, along with the other international tobacco companies and Dubek, RJR’s former distributor in Israel. Clalit is the primary and largest health service provider in Israel and is responsible for the treatment of approximately 70% of Israel’s six million citizens. Clalit is seeking damages in the amount of NI Shekel 7.6 billion, which it expended for the cost of treating Clalit’s members for purported smoking-related diseases. Clalit is also seeking punitive damages, unspecified future damages and injunctive relief. Early Clalit’s attempts at service on RJR Tobacco and RJR Nabisco, Inc. within Israel were denied. In February 2002, however, Clalit obtained leave from the District Court of Jerusalem to serve RJR Tobacco and RJR Nabisco, Inc. outside the jurisdiction. JTI has since filed a motion challenging this grant of leave, which has been denied. JTI has sought leave to appeal this decision to the Supreme Court. A hearing is scheduled for February 14, 2005. Other defendants, including Philip Morris and British American Tobacco plc, filed motions to dismiss which were denied.

OTHER HEALTH-CARE COST RECOVERY AND AGGREGATED CLAIMS CASES

     Unions

     Numerous trial court judges have dismissed union trust fund cases on remoteness grounds. The first and only union case to go to trial to date was Iron Workers Local No. 17 v. Philip Morris, Inc., which was tried in federal court in Ohio. On March 18, 1999, the jury returned a unanimous verdict for the defendants, including RJR Tobacco and B&W. The plaintiffs dismissed their appeal of the verdict.

     Since March 1999, the United States Courts of Appeals for the Second, Third, Fifth, Seventh, Eighth, Ninth, Eleventh and District of Columbia Circuits all have ruled in favor of the tobacco industry in similar union cases. The United States Supreme Court has denied petitions for certiorari filed by unions in cases from the Second, Third, Ninth and District of Columbia Circuits.

     As of February 11, 2005, there were no pending lawsuits by union trust funds against cigarette manufacturers and others.

     Insurance Companies

     As of February 11, 2005, there were no insurance-related cases pending against RJR Tobacco and B&W. Claims for recovery of health-care costs also have been filed by four groups of health-care insurers, as well as a private entity that operates its employee health-care programs on a self-insured basis. The claims advanced in these cases are comparable to those advanced in the union health-care cost recovery actions.

     Blue Cross and Blue Shield of New Jersey, Inc. v. Philip Morris, Inc., United States District Court, Eastern District, New York, filed April 1998. On June 6, 2001, a federal court jury in Brooklyn returned a verdict in favor of RJR Tobacco, B&W and other tobacco defendants on common law fraud and civil RICO claims, but found for the plaintiff, Empire Blue Cross and Blue Shield, referred to as Empire, on a claim under a New York state deceptive business practices statute. Empire pursued its claims against the defendants on behalf of itself directly, as well as on behalf of its insureds under a theory of subrogation. The jury verdict on the direct claim was approximately $17.8 million, and the verdict on the subrogated claim was approximately $11.8 million. RJR Tobacco’s portion of these amounts is $6.6 million and $4.4 million, respectively; B&W’s portion of these amounts is $2.8 million and $1.9 million, respectively. The New York statute under which Empire recovered does not provide for punitive damages, but does allow for recovery of reasonable attorneys’ fees. On February 28, 2002, Judge Weinstein awarded the plaintiffs’ counsel approximately $38 million in attorneys’ fees. On July 2, 2002, Judge Weinstein denied the defendants’ renewed motion to dismiss. He also refused to transfer the claims of non-New York plans to their respective states, and continued the stay of those claims, as well as all remaining claims of

Blue Cross Blue Shield plans, until final resolution of the Empire case. The defendants, including RJR Tobacco and B&W, appealed to the United States Court of Appeals for the Second Circuit. On September 16, 2003, the Second Circuit:

•	reversed the judgment for Empire on its subrogation claim; and

•	reserved ruling on Empire’s direct claim pending resolution by the New York Court of Appeals of two certified questions:

•	Are claims by a third-party payer of health-care costs seeking to recover costs of services provided to subscribers as a result of those subscribers being harmed by a defendant’s or defendants’ violation of N.Y. Gen. Bus. Law § 349 too remote to permit suit under that statute?

•	If such an action is not too remote to permit suit, is individualized proof of harm to subscribers required when a third-party payer of health-care costs seeks to recover costs of services provided to subscribers as a result of those subscribers being harmed by a defendant’s or defendants’ violation of N.Y. Gen. Bus. Law § 349?

     On October 19, 2004, the New York Court of Appeals determined that such third-party claims are too remote to permit suit under N.Y. Gen. Bus. Law § 349. On February 1, 2005, all the plaintiffs, including Empire, voluntarily dismissed their claims with prejudice.

     Native American Tribes

     As of February 11, 2004, one case remained pending against RJR Tobacco and B&W.

     Crow Creek Sioux Tribe v. American Tobacco Co., Inc., Tribal Court, Crow Creek Sioux, South Dakota, filed September 1997. There has been no activity in this case since the tribal court entered a stay on January 29, 2000.

     Navajo Nation v. Philip Morris, Inc., Tribal Court, Navajo Nation, Arizona, filed August 1999. On October 20, 1999, the defendants filed a motion to dismiss. On January 25, 2002, the tribal court granted the defendants’ motion to dismiss on the conspiracy, deceptive acts and restraint of trade claims. The court refused to dismiss the plaintiffs’ product liability claim. In response, the plaintiffs filed a motion to alter, amend and/or clarify the January 25, 2002 order. On June 3, 2004, the parties stipulated to a dismissal.

     Taxpayers

     As of February 11, 2004, there were no cases pending against RJR Tobacco and B&W in the United States.

     Anderson v. American Tobacco Co., Inc., United States District Court, Middle District, Tennessee, filed May 1997. This nicotine-dependence class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, on behalf of all citizens of Tennessee allegedly addicted to cigarettes and who began smoking in Tennessee and have purchased and smoked cigarettes manufactured by the defendants and sold by wholesalers/retailers. Defendants’ motion to dismiss was granted on November 27, 2002. Plaintiffs appealed to the United States Court of Appeals for the Sixth Circuit, which, on October 20, 2004, affirmed the dismissal by the United States District Court for the Middle District of Tennessee.

     Mason v. American Tobacco Co., Inc., United States District Court, Eastern District, New York, filed December 1997. This Medicare payment recoupment class action was originally filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, in federal district court in Texas. However, the case was transferred to federal district court in New York. On July 25, 2002, the United States District Court for the Eastern District of New York denied plaintiffs’ motion for class certification and granted defendants’ motion to dismiss. Plaintiffs appealed to the United States Court of Appeals for the Second Circuit, which affirmed the trial court’s ruling. On October 16, 2003, the plaintiffs filed a motion for rehearing by the entire Court of Appeals. That motion was denied on December 8, 2003. The plaintiffs filed a petition for writ of certiorari with the United States Supreme Court, which was denied on May 17, 2004.

     Temple v. State of Tennessee, United States District Court, Middle District, Tennessee, filed February 2000. This class action was filed against U.S. cigarette manufacturers, including RJR Tobacco and B&W, and parent companies of U.S. cigarette manufacturers, including RJR. The purported class is defined as:

•	all citizens of the State of Tennessee who have purchased cigarettes and who began smoking in the State of Tennessee and have purchased and smoked cigarettes manufactured by the defendant tobacco companies and sold by wholesalers and retailers; and

•	all persons or entities (including estates, representative, spouses, children, and relatives and “significant others”) with respect to claims against defendants that they may assert independently or derivatively because of their personal relationship with a person described above.

The defendants’ motion to dismiss was granted on November 27, 2002. Plaintiffs appealed to the United States Court of Appeals for the Sixth Circuit, which, on October 20, 2004, affirmed the dismissal by the United States District Court for the Middle District of Tennessee.

     Glover v. Philip Morris USA, United States District Court, Middle District, Florida, filed May 26, 2004. The plaintiffs voluntarily dismissed this case on July 7, 2004.

     Hospitals

     As of February 11, 2005, two cases brought by hospitals were pending against cigarette manufacturers, including RJR Tobacco and B&W.

     City of St. Louis v. American Tobacco Co., Inc., Circuit Court, St. Louis County, Missouri, filed November 1998. This case is in the discovery phase. Trial is scheduled for June 6, 2005.

     County of McHenry v. Philip Morris, Inc., Circuit Court, Cook County, Illinois, filed July 2000. The defendants removed the case to the United States District Court for the Northern District of Michigan on August 18, 2000. The plaintiffs filed a motion to remand, which was granted on February 6, 2001. Certain defendants, including RJR Tobacco, filed a motion for judgment on the pleadings on April 5, 2001. The State of Illinois filed a petition for leave to intervene on April 19, 2001. On April 22, 2001, the court stayed this action pending a decision on the appeal in County of Cook v. Philip Morris, Inc., discussed above. On September 28, 2004, the Illinois Appellate Court affirmed the trial court’s dismissal in County of Cook v. Philip Morris, Inc. A decision, however, remains pending in the County of McHenry case.

MSA-ENFORCEMENT AND VALIDITY

     As of February 11, 2005, one case was pending against RJR Tobacco concerning the enforcement and validity of the MSA. There were no such cases pending against B&W.

     Litigation challenging the validity of the MSA, including claims that the MSA violates antitrust laws, has not been successful.

     Ohio v. R. J. Reynolds Tobacco Co., Court of Common Pleas, Franklin County, Ohio, filed May 1997. The State of Ohio alleged that RJR Tobacco’s purchase of advertising space on matchbooks distributed by an independent third party violated a provision of the MSA governing brand-name merchandise. On April 25, 2002, the Franklin County Common Pleas Court ruled in favor of RJR Tobacco. The State of Ohio appealed the decision to the Ohio Court of Appeals, Tenth Appellate District. On March 31, 2003, the appellate court reversed the trial court’s decision. RJR Tobacco appealed to the Ohio Supreme Court, which, on December 30, 2004, affirmed the decision of the Ohio appellate court in favor of the State of Ohio.

     California v. R. J. Reynolds Tobacco Co., Superior Court, San Diego County, California, filed March 2001. In California v. R. J. Reynolds Tobacco Co., the State of California alleged, in the context of the placement of print advertising, that RJR Tobacco was in violation of the prohibition in the MSA against taking any action, “directly or indirectly, to target youth.” In a decision issued on July 12, 2002, the trial judge found that “although youth may not have been directly targeted ... RJR indirectly targeted youth, thereby violating the MSA.” In addition, the judge issued a $20 million fine. RJR Tobacco appealed this ruling to the California Court of Appeal, Fourth Appellate District, which on February 25, 2004, affirmed the trial court’s finding, but reversed as to the amount of the fine and remanded for further proceedings. RJR Tobacco filed a petition for review with the California Supreme Court on April 28, 2004. That petition was denied on June 9, 2004. On December 22, 2004, Judge Prager approved the parties’ settlement agreement in which RJR Tobacco agreed to pay approximately $11.4 million in civil penalties and $5.9 million in attorneys’ fees. Additionally, RJR Tobacco agreed to avoid advertising in magazines with at least 15 percent teen readership.

     State of New York v. Philip Morris Inc., Supreme Court, New York County, New York, filed June 2004.

     State of Maryland v. Philip Morris Inc., Circuit Court, Baltimore City, Maryland, filed June 2004

     People of the State of Illinois v. Philip Morris Inc., Circuit Court, Cook County, Illinois, filed July 2004

     On March 26, 2004, the Attorney General of Maine wrote B&W, alleging that B&W’s “Kool Mixx” advertising campaign violated the MSA’s prohibitions on youth targeting, placement of tobacco brand names in media and tobacco brand name merchandise. On May 7, 2004, the Attorney General of New York, on behalf of himself and 30 other state attorneys general, served a notice of intent to initiate enforcement proceedings over B&W’s Kool Mixx advertising campaign if the states’ claims were not resolved within 30 days from the date of the letter. On May 25, 2004, B&W received a cease and desist letter from the Attorney General of Illinois asking B&W to refrain from distributing purported brand name merchandise and transmitting a “Kool Mixx” DJ competition over the internet. On June 15, 2004, the state of New York sued, seeking a fine of $15.4 million and for preliminary and permanent injunctions restricting B&W from carrying out the Kool Mixx program. At a preliminary injunction hearing on June 17, 2004, the court refused to prohibit the Kool Mixx DJ competitions scheduled to take place in New York, but ordered B&W, pending final determination of the State’s motion, to suspend its “House of Menthol” Web site, eliminate references to Kool Mixx on its toll-free telephone lines, and refrain from using elements of its current Kool Mixx advertising. The states of Maryland and Illinois filed similar motions in their courts on June 29, 2004 and July 22, 2004, respectively.

     On October 5, 2004, RJR Tobacco and its affiliates, including RAI, and indemnitees, including B&W, reached a settlement of the three pending motions with the attorneys general of the states of New York, Illinois and Maryland. The company admitted no wrongdoing in the settlement agreement. Terms of the agreement call for RJR Tobacco to pay a total of $1.5 million, $1.46 million of which will be paid to four not-for-profit organizations for youth smoking prevention programs. In addition, the company agreed to certain restrictions on selected elements of marketing support for future Kool Mixx promotions. The New York Supreme Court, the Circuit Court for Baltimore City, and the Circuit Court of Cook County, Illinois, respectively, have approved the agreement.

     State of Texas v. American Tobacco Co., United States District Court, Eastern District, Texas, filed May 2004. On May 27, 2004, the state of Texas filed a motion to enforce B&W’s 1998 settlement agreement with that state. The motion alleges that B&W owes the state some $16.4 million in past settlement payments, plus interest, with respect to cigarettes that B&W contract manufactured for Star Tobacco, Inc. The motion also alleges that B&W’s entry into the business combination agreement with RJR violates a provision of the Texas settlement agreement that requires all parties to the settlement agreement to consent to its assignment. The motion asks the court to award damages, order an accounting, and prohibit B&W from assigning the settlement agreement without the consent of the state. B&W filed a response to the motion on June 21, 2004, and a hearing was held on June 24, 2004. The court has not yet ruled on the merits of the state’s claims.

     On January 6, 2004, in Freedom Holdings, Inc. v. Spitzer, a case in which RJR Tobacco is not a defendant, the United States Court of Appeals for the Second Circuit reversed the dismissal of a complaint asserting an antitrust challenge to legislation adopted by the State of New York in furtherance of the MSA and remanded the case for further proceedings. The federal district court heard oral argument on May 24, June 1 and June 2, 2004, on the plaintiffs’ motion for preliminary injunction based upon the claim that the New York Escrow Statute and Contraband Statutes violate the Sherman Act. On September 14, 2004, the court denied the plaintiffs’ motion for preliminary injunction with regard to the MSA, the New York Escrow Statute and Contraband Statutes. The court, however, found that the plaintiffs made a showing of likelihood of success and of irreparable harm regarding the repeal of the Allocable Share Release program, and granted the plaintiffs a preliminary injunction in that regard. The plaintiffs have appealed the denial of the preliminary injunction to the United States Court of Appeals for the Second Circuit. Oral argument occurred on January 31, 2005.

     Sanders v. Philip Morris USA, Inc., Superior Court, Los Angeles County, California, filed April 2004

     Sanders v. Philip Morris USA, Inc., United States District Court, Northern District, California, filed June 2004

     On April 7, 2004, a class action lawsuit, Sanders v. Philip Morris USA, Inc., was filed in the Superior Court of Los Angeles County against RJR, RJR Tobacco, Philip Morris, Altria and B&W. The case was brought on behalf of California residents who purchased cigarettes in California from April 2, 2000 to the present. The plaintiff alleged that the MSA was anticompetitive in that the defendants used the terms of the MSA to reduce competition and to raise the price of cigarettes. The plaintiff asserted four causes of action in that complaint:

•	violation of the California Cartwright Act;

•	unfair competition under California Business & Professions Code § 17200;

•	common law unfair competition; and

•	restitution and unjust enrichment.

Shortly after the defendants moved to transfer the case to the San Diego, California, state court that handled MSA-related issues in the past, and before the defendants filed any responses to the complaint, the plaintiff voluntarily dismissed the state court case. On June 9, 2004, the plaintiff filed a new action in the United States District Court for the Northern District of California. The defendants are RJR Tobacco, B&W, Philip Morris, Lorillard and Bill Lockyer (in his capacity as the Attorney General for the State of California). As in the now-dismissed state law complaint, the plaintiff complains about alleged anticompetitive portions of the MSA. The plaintiff asserts claims for declaratory and injunctive relief based on preemption and Supremacy Clause grounds (alleging that the MSA supposedly is inconsistent with the federal antitrust laws), for injunctive relief based on claimed violations of the Sherman Act, for damages and injunctive relief based on claimed violations of California’s state antitrust law (the Cartwright Act), for an accounting of profits based on claimed statutory and common law theories of unfair competition, and for restitution based on claimed unjust enrichment. No discovery or other deadlines have been established. A hearing on the defendants’ motion to dismiss occurred on January 12, 2005. No ruling has yet been issued.

     Honeycutt v. Philip Morris, USA, Inc., District Court, Creek County, Oklahoma, filed May 2004. On May 28, 2004, a class action lawsuit was filed against RJR, RJR Tobacco, Philip Morris, Altria and B&W. The purported class was defined as Oklahoma residents who purchased cigarettes in Oklahoma between June 1, 2000 and the present. The plaintiff alleged that the MSA violated Oklahoma’s Unfair Competition statute and various common laws because it allegedly reduced competition and allegedly caused increased consumer prices. The plaintiff sought preliminary and permanent injunctive relief, as well as claimed restitutionary relief and damages. On July 19, 2004, the plaintiff voluntarily dismissed the complaint.

ASBESTOS CONTRIBUTION CASES

     As of February 11, 2005, there was one lawsuit pending against RJR Tobacco and B&W in which asbestos companies and/or asbestos-related trust funds allege that they “overpaid” claims brought against them to the extent that tobacco use, not asbestos exposure, was the cause of the alleged personal injuries for which they paid compensation. As with the other health-care cost recovery actions, the complaints typically seek to aggregate the alleged damages associated with tens of thousands of underlying claims, without specifically identifying a single individual who claims injury by virtue of tobacco use.

     Owens Corning v. R. J. Reynolds Tobacco Co., Circuit Court, Jefferson County, Mississippi, filed August 1996. The claims of the plaintiff Owens Corning were severed from those of the individual plaintiffs whose claims remain pending in Estate of Ezell Thomas v. R. J. Reynolds Tobacco Co. On July 17, 2001, the Jefferson County Circuit Court adopted the special master’s report and recommendation that the defendants’ motion for summary judgment be granted as to the claims of Owens Corning, and the case be dismissed. Final judgment reflecting the dismissal was entered July 19, 2001. On August 15, 2001, Owens Corning noticed its appeal to the Mississippi Supreme Court, which, on March 18, 2004, affirmed the dismissal.

     Fibreboard Corp. v. R. J. Reynolds Tobacco Co., Superior Court, Alameda County, California, filed November 1997. In this case, Fibreboard and Owens Corning assert the same claims as those asserted by Owens Corning in Owens Corning v. R. J. Reynolds Tobacco Co., discussed separately. This case has been stayed since December 12, 2001.

     Kaiser Aluminum & Chemical Corp. v. RJR Nabisco, Inc., Circuit Court, Jefferson County, Mississippi, filed December 2000. On June 16, 2004, the trial court approved Kaiser Aluminum’s motion to voluntarily dismiss its claims against the defendants. This case remains pending as to the claims of the remaining individual plaintiffs.

     Gasket Holdings, f/k/a Flexitallic, Inc. v. RJR Nabisco, Inc., Chancery Court, Jefferson County, Mississippi, filed December 2000. On June 17, 2004, the trial court approved Gasket Holdings’s motion to voluntarily dismiss its claims against the defendants. This case remains pending as to the claims of the remaining individual plaintiffs.

     T&N, Ltd., f/k/a T&N, P.L.C. v. R. J. Reynolds Tobacco Co., Circuit Court, Jefferson County, Mississippi, filed April 2001. On June 16, 2004, the trial court approved T&N’s motion to voluntarily dismiss its claims against the defendants. This case remains pending as to the claims of the remaining individual plaintiffs.

     Combustion Engineering, Inc. v. R. J. Reynolds Tobacco Co., Circuit Court, Jefferson County, Mississippi, filed April 2001. On August 26, 2004, the trial court approved Combustion Engineering’s motion to voluntarily dismiss its claims against the defendants. This case remains pending as to the claims of the remaining individual plaintiffs.

     W.R. Grace Co.-Conn. v. R. J. Reynolds Tobacco Co., Circuit Court, Jefferson County, Mississippi, filed April 2001. On August 12, 2002, this case was automatically stayed due to the plaintiff’s filing of bankruptcy. As such, the trial court administratively closed its file pending remand from the bankruptcy court or a motion to reopen.

ANTITRUST CASES

     Wholesalers

     Smith Wholesale Co., Inc. v. R. J. Reynolds Tobacco Co., United States District Court, Eastern District, Tennessee, filed January 2003. On January 31, 2003, Smith Wholesale filed a complaint against RJR Tobacco under the federal antitrust laws in the United States District Court for the Eastern District of Tennessee in connection with RJR Tobacco’s termination of its distribution agreement with RJR Tobacco. That same day, Smith Wholesale moved for an order to prevent RJR Tobacco from terminating the agreement. The court granted Smith Wholesale’s motion on February 7, 2003, and required RJR Tobacco to reinstate Smith Wholesale’s contract. Prior to the court’s order that day, RJR Tobacco terminated its distribution agreement with Rice Wholesale Company, Inc., consistent with the terms of the agreement. On February 18, 2003, Smith Wholesale moved to amend its complaint to add Rice Wholesale as a plaintiff and allege similar claims on behalf of Rice Wholesale, a motion the court immediately granted, and Rice Wholesale filed a motion for a preliminary injunction to prevent RJR Tobacco from terminating it. The court granted Rice Wholesale’s motion on March 4, 2003. RJR Tobacco appealed the court’s February 7, 2003 order on February 11, 2003, and its March 4, 2003 order on March 6, 2003. On April 1, 2003, the United States Court of Appeals for the Sixth Circuit granted RJR Tobacco’s motion to consolidate the appeals. Oral argument occurred on September 12, 2003. A decision is pending.

     In the meantime, on June 10, 2003, nine other wholesalers joined the lawsuit, and ten of the 11 plaintiffs filed another motion for a preliminary injunction, this time asking the federal district court to enjoin RJR Tobacco from implementing amendments to its distribution agreements that were scheduled to become effective on June 30, 2003. A hearing on this motion was held on July 24, 2003, and the district court issued an order granting the motion on August 6, 2003. Prior to issuing its decision, the district court granted the State of Tennessee’s motion to intervene as a plaintiff on July 3, 2003, and the State of Mississippi’s motion to intervene as a plaintiff on July 14, 2003. RJR Tobacco appealed to the United States Court of Appeals for the Sixth Circuit on August 8, 2003. On September 24, 2003, the district court granted RJR Tobacco’s emergency motion for a stay of the August 6, 2003 order, pending RJR Tobacco’s appeal. Plaintiffs subsequently filed a fourth amended complaint to add nine new plaintiffs, and a fifth amended complaint to add two additional plaintiffs, bringing the total of private plaintiffs to 22; however, two plaintiffs requested leave to withdraw from the litigation, and they were subsequently dismissed from the suit by court order. Fact discovery closed on September 30, 2004. Dispositive motions have been filed. Trial is set to begin on June 1, 2005. Oral argument on RJR Tobacco’s appeal to the Sixth Circuit occurred on August 5, 2004. A decision is pending.

     A number of tobacco wholesalers, or indirect purchasers, have sued U.S. cigarette manufacturers, including RJR Tobacco and RJR Tobacco’s affiliates, including RAI, and indemnitees, including B&W, in federal and state courts, alleging that cigarette manufacturers combined and conspired to set the price of cigarettes in violation of antitrust statutes and various state unfair business practices statutes. In these cases, the plaintiffs asked the court to certify the lawsuits as class actions on behalf of other persons who purchased cigarettes directly or indirectly from one or more of the defendants. The federal cases against RJR Tobacco and B&W were consolidated and sent by the Judicial Panel on Multi-District Litigation for pretrial proceedings in the United States District Court for the Northern District of Georgia. The court certified a nation-wide class of direct purchasers on January 27, 2001. The court granted the defendants’ motion for summary judgment in the consolidated federal cases on July 11, 2002, and the United States Court of Appeals for the Eleventh Circuit affirmed that decision on September 22, 2003. As of February 11, 2005, all state court cases on behalf of indirect purchasers have been dismissed, except for two cases pending in Kansas and New Mexico, discussed below. The Kansas court granted class certification on November 15, 2001, while the New Mexico court granted class certification on May 14, 2003. On February 8, 2005, the New Mexico Court of Appeals affirmed the trial court’s certification order.

     Smith v. Philip Morris Cos., Inc., District Court, Seward County, Kansas, filed February 2000. The defendants’ motions to dismiss were denied in November 2000. The plaintiffs’ motion for class certification was granted on November 15, 2001. Discovery is ongoing.

     Romero v. Philip Morris Cos., Inc., District Court, Rio Arriba County, New Mexico, filed April 2000. The defendants’ motions to dismiss were granted in part and denied in part in January 2001. On April 11, 2003, the New Mexico state court granted the plaintiffs’ motion for class certification. On February 8, 2005, the New Mexico Court of Appeals affirmed the trial court’s certification order.

     Tobacco Growers

     DeLoach v. Philip Morris Cos., Inc., United States District Court, District of Columbia, filed February 2000. On February 16, 2000, a class-action complaint was brought against RJR Tobacco, B&W and other cigarette manufacturers and others, in the United States District Court for the District of Columbia on behalf of a putative class of all tobacco growers and tobacco allotment holders. The plaintiffs assert that the defendants, including Philip Morris, RJR Tobacco, B&W and Lorillard, engaged in bid-rigging of American burley and flue-cured tobacco auctions beginning at least by 1996 and continuing to present. The defendants’ actions are alleged to have held the auction prices of tobacco at artificially low prices resulting in damage to tobacco growers and allotment holders. In addition, the plaintiffs allege that the defendants have engaged in a conspiracy to force the elimination or destruction of the federal government’s tobacco quota and price support program through an alleged illegal group boycott. On October 9, 2000, the defendants filed a motion to dismiss the second amended complaint and a motion to transfer venue to the United States District Court for the Middle District of North Carolina. On November 30, 2000, the court granted the motion to transfer the case. On December 20, 2000, the plaintiffs moved to amend the complaint to add the leaf-buying companies Dimon, Universal Leaf and Standard Commercial as the defendants, which motion was allowed. The plaintiffs’ motion to certify the class was granted on April 3, 2002. On April 16, 2002, RJR Tobacco and the other defendants petitioned the United States Court of Appeals for the Fourth Circuit to review the class certification ruling. On June 12, 2002, the Fourth Circuit declined to review the class certification ruling, and on July 8, 2002, the court denied a petition for rehearing. In May 2003, the plaintiffs reached a settlement with all the defendants, including B&W, except RJR Tobacco. The settlement was approved by Judge Osteen on October 1, 2003. The settling defendants agreed to pay $210 million to the plaintiffs, of which B&W’s share was $23 million, to pay the plaintiffs’ attorneys’ fees as set by the court, where B&W’s share was 13%, and to purchase a minimum amount of U.S. leaf for ten years, expressed as both a percentage of domestic requirements, with 35% for B&W, and as a minimum number of pounds per year, with 55 million pounds for B&W. On December 19, 2003, the court set the plaintiffs’ attorneys’ fees at $75.3 million. B&W’s 13% share of this amount is $9.8 million.

     The case continued against RJR Tobacco. On April 22, 2004, after the trial began, the parties settled the case. Under the settlement, RJR Tobacco has paid $33 million into a settlement fund, which after deductions for attorney’s fees and administrative costs, will be distributed to the class pending Judge Osteen’s final settlement approval. This amount was recorded in selling, general and administrative in RAI’s consolidated statement of income. RJR Tobacco also agreed to purchase annually a minimum of 90 million pounds, including the assumed obligation of B&W, of domestic green leaf flue-cured and burley tobacco combined for the next 10 years, beginning with the 2004 crop year. The court has given the settlement preliminary approval. The defendants, Philip Morris USA and Lorillard Tobacco Corp., filed motions seeking to reduce the amount of their respective leaf-purchase commitments under their separate settlement agreement with the plaintiffs, contending that RJR Tobacco’s settlement triggered a most-favored-nations clause in their agreements. The court denied those motions on May 27, 2004. On July 2, 2004, Philip Morris and Lorillard appealed to the United States Court of Appeals for the Fourth Circuit. The Court of Appeals entered an opinion partially in favor of appellants’ claims on December 6, 2004. The case was remanded to Judge Osteen for further rulings on the impact of the triggering of the most-favored-nations clause. No hearing has yet been scheduled on that issue, nor has Judge Osteen scheduled a final fairness hearing on the RJR Tobacco settlement.

     Other

     R. J. Reynolds Tobacco Co. v. Premium Tobacco Stores, Inc., d/b/a Cigarettes Cheaper!, United States District Court, Northern District, Illinois, filed February 1999. On July 30, 1999, Cigarettes Cheaper!, a retailer, filed an antitrust counterclaim against RJR Tobacco in a gray market trademark suit originally brought by RJR Tobacco in the United States District Court for the Northern District of Illinois. Cigarettes Cheaper! alleged that it was denied promotional resources in violation of the Robinson-Patman Act. The District Court declined to dismiss the counterclaim. On January 23, 2001, the court granted Cigarettes Cheaper!’s motion to amend its counterclaim to include a violation of Section 1 of the Sherman Antitrust Act, claiming that RJR Tobacco conspired with other retailers to deny promotions to Cigarettes Cheaper!, an allegation that RJR Tobacco denied. On March 21, 2001, RJR Tobacco’s motion to add a trademark dilution claim against Cigarettes Cheaper! was granted.

     On June 25, 2003, the court granted RJR Tobacco’s motion for summary judgment on Cigarettes Cheaper!’s counterclaim alleging an illegal conspiracy under the Sherman Antitrust Act, but denied the motion with respect to the counterclaims alleging price discrimination under the Robinson-Patman Act. Trial on RJR Tobacco’s trademark claims and the remaining antitrust counterclaims began on January 12, 2004. The court declared a mistrial on January 13, 2004 because of an inappropriate opening statement by Cigarettes Cheaper!’s counsel. On January 21, 2004, the court issued a Rule to Show Cause why opposing counsel “should not be assessed with the fees and costs associated with the mistrial declared by virtue of his improper opening statement.” The court granted RJR Tobacco’s motion for fees and costs on April 22, 2004. The court then severed the trademark claims from the antitrust claims and set the trial on the trademark claims for April 26, 2004. The parties tried RJR Tobacco’s trademark claims on April 25, 2004, and on May 5, 2004 the jury returned a verdict in favor of RJR Tobacco on all counts in the amount of $3.5 million. Trial began on the Robinson-Patman claim on September 14, 2004, and on October 15, 2004, a federal district court jury in Illinois returned a unanimous verdict in favor of RJR Tobacco. On December 8, 2004, the plaintiff appealed to the United States Court of Appeals for the Seventh Circuit. On February 8, 2005, the federal district court entered the final order of judgment in favor of RJR Tobacco in the amount of $4.87 million.

     Leslie H. Dial Enterprises, Inc. v. R. J. Reynolds Tobacco Co., United States District Court, South Carolina, filed December 2002. On December 4, 2002, Leslie H. Dial Enterprises, Inc., referred to as Dial, sued RJR Tobacco, Wal-Mart Stores, Inc. and Sam’s Club in the United States District Court for the District of South Carolina. The suit alleged that RJR Tobacco violated the Robinson-Patman Act by “refusing to allow” Dial, the operator of four small grocery stores, to participate in RJR Tobacco promotional programs and by not making RJR

Tobacco promotional programs available to Dial on terms proportionately equal to those offered other retailers. The suit also alleged that RJR Tobacco conspired with Wal-Mart Stores and Sam’s Club to reduce competition in the sale of cigarettes, in violation of Section I of the Sherman Act and South Carolina civil conspiracy law. In addition, the complaint charged that RJR Tobacco violated the South Carolina Unfair Trade Practices Act by denying promotional services and facilities to Dial that were offered to other retailers. The suit sought unspecified damages. On September 3, 2003, the court granted the plaintiff’s motion to file an amended complaint, which named Sam’s East, Inc. as a defendant. Discovery was underway when an agreement in principle settling the litigation was reached. On March 31, 2004, the court issued an order dismissing the litigation without costs and without prejudice. The settlement was consummated on May 28, 2004, on terms favorable to RJR Tobacco. As part of the settlement, the parties stipulated that the case was to be dismissed with prejudice. The stipulation was filed with the court on May 28, 2004.

     Qureshi v. R. J. Reynolds Tobacco Co., United States District Court, Eastern District, Michigan, filed May 2004. On May 13, 2004, Nasir-Uddin M. Qureshi, the owner of Royal Smoker Tobacco and president of K. N. Tobacco Corporation, filed a lawsuit against RJR, RJR Tobacco and others in the United States District Court for the Eastern District of Michigan. The plaintiff alleges that he was denied participation in RJR Tobacco pricing promotions in violation of the Robinson-Patman Act and state laws relating to discrimination on the basis of national origin. The plaintiff also claims that RJR Tobacco allegedly refused payment on his coupons without cause. The suit seeks in excess of $100,000 in damages. The plaintiff has voluntarily dismissed all the defendants except RJR Tobacco. Additionally, the plaintiff has dismissed the state law discrimination claims in the complaint. RJR Tobacco has obtained and is analyzing documents and records obtained from the plaintiff. Discovery is ongoing.

     Genesee Vending, Inc. v. R. J. Reynolds Tobacco Co., United States District Court, Eastern District, Michigan, filed May 2004. On May 24, 2004, RJR Tobacco was served with a class action lawsuit that was filed in the United States District Court for the Eastern District of Michigan by Genesee Vending, Inc. and other cigarette vending companies. The plaintiffs, operators of vending machines, allege that they were denied participation in RJR Tobacco’s retail promotions in violation of the Robinson-Patman Act. The suit seeks unspecified damages and a jury trial. The complaint also requests an injunction against RJR Tobacco prohibiting it from paying promotional benefits and buy downs to any retailers. On July 2, 2004, RJR Tobacco filed its motion to dismiss. After the court, in a case filed by these same plaintiffs against Lorillard Tobacco Company, granted a motion to dismiss for failure to state the elements of a claim individually on behalf of each of the named plaintiffs, the plaintiffs agreed to voluntarily amend their complaint against RJR Tobacco and filed their amended complaint in December 2004. RJR Tobacco filed its motion to dismiss the amended complaint on January 24, 2005.

OTHER LITIGATION

     Governmental Subpoenas and Related Matters

     On December 10, 2003, the Attorney General of Vermont issued a civil subpoena duces tecum to RJR Tobacco, asserting that he had “reason to believe that R. J. Reynolds Tobacco Company ha[d] engaged in unfair and deceptive acts and practices ... by publishing false or misleading claims about its product, ‘Eclipse’ brand cigarettes, by failing to disclose material facts and/or by otherwise engaging in deceptive or unfair practices in marketing and selling ‘Eclipse’ brand cigarettes.” The Vermont Attorney General indicated that his office was “working cooperatively with the offices of the attorneys general of California, Connecticut, Maine and New York....” On February 2, 2004, RJR Tobacco filed its response to the Vermont subpoena, noting its objections and indicating that, subject to those objections, documents will be produced in response to the subpoena. On February 9, 2004, subpoenas identical to the one issued by Vermont were issued by Connecticut and Maine to RJR Tobacco. The letter accompanying the Connecticut subpoena indicated that the District of Columbia also is involved with this joint investigation. At this time, no lawsuit or enforcement action relating to Eclipse has been filed against RJR Tobacco in any of these five states or the District of Columbia. RJR Tobacco has substantially completed the production of documents called for by the Vermont subpoena, which by agreement satisfies the production demands of the other states, although each state reserves its rights to evaluate the production independently and seek the production of additional materials.

     On July 3, 2003, the Securities and Exchange Commission, referred to as the SEC, issued a subpoena to RJR pursuant to a formal order of investigation of potential violations of the securities laws. The subpoena, and discussions to date with the SEC staff, focus on whether the disclosure of specific amounts of certain expenses of RJR should have been quantified separately rather than aggregated with other expense items. RJR is cooperating with the SEC in a way that protects the company’s rights. On August 14, 2003, the SEC filed, in the United States District Court for the District of Columbia, an application for an order to show cause and an order requiring compliance with the subpoena. On August 29, 2003, RJR filed a motion for a protective order and its opposition to the SEC’s application for an order to show cause. On June 29, 2004 the court issued an order granting in part and denying in part the SEC’s order to show cause and granting in part and denying in part RJR’s motion for protective order. RJR has produced documents to the SEC in compliance with the subpoena and the court’s order. RAI is unable to predict the outcome of this investigation or any effects that the outcome may have on its disclosures related to its results of operations.

     Trade Export

     European Community v. R.J.R. Nabisco, Inc., United States District Court, Eastern District, New York, filed August 2001. On July 17, 2001, the initial action brought by the European Community was dismissed by the United States District Court for the Eastern District of New York. However, the European Community and its member states filed a similar complaint in the same jurisdiction on August 6, 2001. On October 25, 2001, the court denied the European Community’s request of August 10, 2001, to reinstate its original complaint. On November 9, 2001, the European Community and the ten member states amended their complaint filed on August 6, 2001, to change the name of the defendant Nabisco Group Holdings Corp. to RJR Acquisition Corp. RJR Tobacco and the other defendants filed motions to dismiss that complaint on November 14, 2001, and the court heard oral argument on those motions on January 11, 2002. On February 25, 2002, the court granted the defendants’ motion to dismiss the complaint and, on March 25, 2002, the plaintiffs filed a notice of appeal with the United States Court of Appeals for the Second Circuit. The Second Circuit affirmed the dismissal on January 14, 2004. On April 13, 2004, the European Community and its member states petitioned the United States Supreme Court for a writ of certiorari. Briefing is complete. A decision is pending.

     European Community v. R.J.R. Nabisco, Inc., United States District Court, Eastern District, New York, filed October 2002. The European Community and the following ten member states, Belgium, Finland, France, Greece, Germany, Italy, Luxembourg, the Netherlands, Portugal and Spain, filed a third complaint against RJR, RJR Tobacco and several currently and formerly related companies in the United States District Court for the Eastern District of New York. The complaint, which contains many of the same or similar allegations found in two earlier complaints that were previously dismissed by the same court, alleges that the defendants, together with certain identified and unidentified persons, including organized crime organizations and drug cartels, engaged in money laundering and other conduct for which they should be accountable to the plaintiffs under civil RICO and a variety of common law claims. The complaint also alleges that the defendants manufactured cigarettes, which were eventually sold in Iraq in violation of U.S. sanctions against such sales. The plaintiffs are seeking unspecified actual damages, to be trebled, costs, reasonable attorneys’ fees and injunctive relief under their RICO claims, and unspecified compensatory and punitive damages, and injunctive and equitable relief under their common law claims. On April 1, 2004, the plaintiffs filed an amended complaint. The amended complaint does not change the substance of the claims alleged, but primarily makes typographical and grammatical changes to the allegations contained in the original complaint and adds to the description of injuries alleged in the original complaint. This matter remains pending, but all proceedings have been stayed pending a decision by the Supreme Court on the petition for certiorari filed by the plaintiffs in connection with the dismissal of their previous complaint.

     Canada v. R.J. Reynolds Tobacco Holdings, Inc., Superior Court, Ontario, Canada, filed August 2003. On September 18, 2003, RJR, RJR Tobacco, RJR-TI, RJR-PR, and Northern Brands were served with a statement of claim filed by the Attorney General of Canada in the Superior Court of Justice, Ontario, Canada. Also named as defendants are JTI and a number of its affiliates. The statement of claim seeks to recover under various legal theories taxes and duties allegedly not paid as a result of cigarette smuggling and related activities. The Attorney General is seeking to recover $1.5 billion in compensatory damages and $50 million in punitive damages, as well as equitable and other forms of relief. The parties have agreed to a stay of all proceedings until February 2006. The time period for the stay may be lengthened or shortened by the occurrence of certain events or agreement of the parties.

     Canada v. JTI-Macdonald Corp., Superior Court, Toronto Division, Ontario, Canada, filed February 2003. On December 22, 1998, Northern Brands International, Inc., referred to as Northern Brands, entered into a plea agreement with the United States Attorney for the Northern District of New York. Northern Brands is a now inactive RAI subsidiary that was part of the business of R. J. Reynolds International B.V., a former Netherlands subsidiary of RJR Tobacco, which was managed by a former affiliate, RJR-MacDonald, Inc., referred to as RJR-MI. On May 12, 1999, RJR-MI was sold to JTI, and subsequently changed its name to JTI-MacDonald, Corp., referred to as JTI-MI. Northern Brands was charged with aiding and abetting certain customers who brought merchandise into the United States “by means of false and fraudulent practices....” It is understood that, at all relevant times over the past several years, JTI-MI, Japan Tobacco’s international operating company in Canada, cooperated with an investigation conducted by the Royal Canadian Mounted Police, referred to as RCMP, relating to the same events that gave rise to the Northern Brands investigation. In February 2003, the RCMP filed criminal charges against and purported to serve summonses on JTI-MacDonald, Corp., Northern Brands, R. J. Reynolds Tobacco International, Inc., referred to as RJR-TI, R. J. Reynolds Tobacco Co. (Puerto Rico), referred to as RJR-PR, and eight individuals associated with RJR-MI and/or RJR-TI during the period January 1, 1991 through December 31, 1996. The charges filed are for alleged fraud and conspiracy to defraud Canada and the Provinces of Ontario and Quebec in connection with the purchase, sale, export, import and/or re-export of cigarettes and/or fine cut tobacco. Although the international business was sold, RJR and RJR Tobacco retained certain liabilities relating to the Northern Brands guilty plea and the RCMP’s investigation of the activities that led to the plea. Under its reading of the indemnification provisions of the 1999 Purchase Agreement, JTI has requested indemnification for any damages it may incur in defending the criminal charges filed by the RCMP in February 2003. In October 2003, Northern Brands, RJR-TI and RJR-PR filed an application challenging both the propriety of the service of the summons on each of them as well as the jurisdiction of the Canadian court over each of them. A hearing on the application was held in December 2003. On February 9, 2004, the Superior Court of Justice, Ontario, Canada, ruled in favor of these companies and granted their application. The Canadian government filed a notice of appeal from that ruling on February 18, 2004. A preliminary inquiry is scheduled to commence in April 2005 for the purpose of determining whether the Canadian prosecutor has sufficient evidence supporting the criminal charges to justify a trial of the defendants that have been served to date.

     On August 13, 2004, RJR Tobacco received written notice from JTI that the Quebec Ministry of Revenue had:

•	issued a tax assessment covering the period January 1, 1990 through December 31, 1998 for alleged unpaid duties, penalties and interest in an amount of about $ 1.36 billion (Canadian) against JTI-MI;

•	issued an order for the immediate payment of that amount; and

•	obtained an ex parte judgment to enforce the payment of that amount.

JTI stated that it was providing that notice pursuant to the terms of the 1999 purchase agreement between JTI and RJR Tobacco regarding the sale of the international business, and that it would be seeking indemnification for all losses and damages it is entitled to recover under the terms of the purchase agreement. Although RJR Tobacco recognizes that, under certain circumstances, it may have indemnification obligations to JTI under the purchase agreement, RJR Tobacco and JTI disagree as to whether the current circumstances give rise to any indemnification obligation by RJR Tobacco. RJR Tobacco conveyed its position to JTI, and the parties have agreed to resolve their differences at a later time. On August 24, 2004, JTI-MI applied for protection under the Companies’ Creditor Arrangement Act in the Ontario Superior Court of Justice, Toronto, Canada and the court entered an order staying the Quebec Ministry of Revenue’s proceedings against JTI-MI. In November 2004, JTI-MI filed a motion in the Superior Court, Province of Quebec, District of Montreal, seeking a declaratory judgment to set aside, annul and declare inoperative the tax assessment and all ancillary enforcement measures and to require Quebec Minister of Revenue to reimburse JTI-MI for funds unduly appropriated, along with interest and other relief.

     Reparations

     Bankhead v. Lloyd’s of London, United States District Court, Northern District, Illinois, filed September 2002.

     Johnson v. Aetna, Inc., United States District Court, Northern District, Illinois, filed September 2002.

     RJR Tobacco has been served in two reparations actions brought by descendants of slaves. The plaintiffs in these actions claim that the defendants, including RJR Tobacco, profited from the use of slave labor. These two actions have been transferred to Judge Norgle in the Northern District of Illinois by the Judicial Panel on Multi-District Litigation for coordinated or consolidated pretrial proceedings with other reparation actions. Seven additional cases were originally filed in California, Illinois and New York. RJR Tobacco is a named defendant in only one of these additional cases, but it has not been served. The action in which RJR Tobacco is named, but has not been served, was conditionally transferred to the Northern District of Illinois on January 7, 2003, but the plaintiffs contested that transfer, and the Judicial Panel on Multi-District Litigation has not yet issued a final ruling on the transfer. The plaintiffs filed a consolidated complaint on June 17, 2003. On July 18, 2003, the defendants moved to dismiss the plaintiff’s complaint. That motion was granted on January 26, 2004, although the court granted the plaintiffs leave within which to file an amended complaint, which they did on April 5, 2004. In addition, several of the plaintiffs have attempted to appeal the trial court’s January 26, 2004 dismissal to the United States Court of Appeals for the Seventh Circuit. Because the dismissal was not a final order, that appeal was dismissed. All of the defendants moved to dismiss the amended complaint that had been filed on April 5, 2004. A decision is pending.

     Patents

     Star Scientific, Inc. v. R. J. Reynolds Tobacco Co., United States District Court, Maryland, filed May 2001

     Star Scientific, Inc. v. R. J. Reynolds Tobacco Co., United States District Court, Maryland, filed July 2002

     On May 23, 2001, Star Scientific, Inc., referred to as Star, filed a patent infringement action against RJR Tobacco in the United States District Court for the District of Maryland. The suit alleges infringement of United States Patent No. 6,202,649 entitled “Method of Treating Tobacco to Reduce Nitrosamine Content, and Products Produced Thereby.” On July 30, 2002, Star filed another infringement action against RJR Tobacco in the United States District Court for the District of Maryland alleging infringement of a related patent, United States Patent No. 6,425,401, also entitled “Method of Treating Tobacco to Reduce Nitrosamine Content, and Products Produced Thereby.” RJR Tobacco has filed counterclaims seeking a declaration that the claims of the two Star patents in dispute are invalid, unenforceable and not infringed by RJR Tobacco. The Maryland court consolidated the two cases. RJR Tobacco filed various motions for summary judgment that were all denied. Between January 31 and February 8, 2005, the court held a first bench trial on RJR Tobacco’s affirmative defense and counterclaim based upon inequitable conduct. The court has not yet issued a ruling on the issue of inequitable conduct. Additionally, in response to the court’s invitation, RJR Tobacco filed two summary judgment motions on January 20, 2005. Briefing on those motions is scheduled to be completed in early March. The court has indicated that it will rule on RJR Tobacco’s two pending summary judgment motions and the issue of inequitable conduct at the same time. The court has not set a trial date for the remaining issues in the case.

     State Law

     California v. R. J. Reynolds Tobacco Co., Superior Court, Los Angeles County, California, filed June 2001. On June 8, 2001, the Attorney General of the State of California filed a lawsuit against RJR Tobacco in California state court alleging that RJR Tobacco violated California state law by distributing free cigarettes and free coupons for discounts on cigarettes on “public grounds,” even though the promotions occurred within an “adult-only facility” at a race track and certain festivals. RJR Tobacco answered the complaint on July 19, 2001, asserting that its promotions complied with all laws, including California state law and that this California state law is preempted by the Federal Cigarette Labeling and Advertising Act. On March 29, 2002, the court ruled that RJR Tobacco’s distribution of free cigarettes violated the law, but the distribution of free coupons for discounts on cigarettes did not. On April 29, 2002, the judge assessed a civil fine against RJR Tobacco of $14.8 million. On October 30, 2003, the California Court of Appeal, Second Appellate District, affirmed the trial court’s decision. On December 8, 2003, RJR Tobacco filed its petition for review with the California Supreme Court. On January 28, 2004, the California Supreme Court agreed to review the case. The appeal has been briefed. Oral argument has not been scheduled.